UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Soliciting Material under §240.14a-12

HealthEquity, Inc.

(Name of Registrant as Specified In Its Charter)

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HEALTHEQUITY, INC.
15 W. Scenic Pointe Dr., Ste. 100
Draper, UT 84020
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Mountain Time on Thursday, June 24, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of HealthEquity, Inc., a Delaware corporation (“we,” “us,” “HealthEquity” or the “Company”). The Annual Meeting will be held on Thursday, June 24, 2021, at 10:00 a.m. Mountain Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect ten directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;

3.
To approve, on a non-binding, advisory basis, the fiscal 2021 compensation paid to the Company’s named executive officers, as described in the accompanying proxy statement; and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 30, 2021, as the record date for the Annual Meeting. Only stockholders of record on April 30, 2021, are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about May 13, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.
Due to the public health impact of the COVID-19 pandemic, and in the interest of complying with various public health orders and recommendations limiting travel and the conduct of business activity, we will be holding the Annual Meeting solely in a virtual meeting format. Conducting the meeting virtually will again ensure stockholder access in light of the expected ongoing uncertainty for large gatherings due to the COVID-19 pandemic. To attend the virtual Annual Meeting, please visit: https://web.lumiagm.com/261252145. As always, we encourage you to vote your shares prior to the Annual Meeting.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.
Thank you for your continued support of HealthEquity.
By order of the Board of Directors,
Robert Selander
Chairman of the Board of Directors
Draper, Utah
May 13, 2021

i

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HEALTHEQUITY, INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Mountain Time on Thursday, June 24, 2021
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2021 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 24, 2021, at 10:00 a.m. Mountain Time. Due to the public health impact of the COVID-19 pandemic, and in the interest of complying with various public health orders and recommendations limiting travel and the conduct of business activity, we will be holding the Annual Meeting solely in a virtual meeting format. Conducting the meeting virtually will again ensure stockholder access in light of the expected ongoing uncertainty for large gatherings due to the COVID-19 pandemic. To attend the virtual Annual Meeting, please visit: https://web.lumiagm.com/261252145.
The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 13, 2021, to all stockholders entitled to receive notice of and to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read this entire proxy statement carefully before voting your shares.
What matters am I voting on?
You will be voting on:
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the election of ten directors to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

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a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;

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a proposal to approve, on a non-binding, advisory basis, the fiscal 2021 compensation paid to our named executive officers, as described in this proxy statement; and

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any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
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FOR the election of each of the ten directors nominated by our board of directors and named in this proxy statement as directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

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FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022; and

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FOR the approval, on a non-binding, advisory basis, of the fiscal 2021 compensation paid to our named executive officers as described in this proxy statement.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and at the date of this proxy statement we are not aware of any matters that may be properly presented by others for consideration at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 30, 2021, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 83,376,969 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available (i) virtually at the Annual Meeting and (ii) for 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. During the 10 days preceding the Annual Meeting, the names of the stockholders of record entitled to vote may be accessed by contacting our Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020; (801) 727-1000.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name.   If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If, at the close of business on the Record Date, your shares were held not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.
Do I have to do anything in advance if I plan to virtually attend the Annual Meeting?
Stockholder of Record: Shares Registered in Your Name.   If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to virtually attend and/or vote your shares at the Annual Meeting, but you will need to log in with your 11-digit control number (found on your proxy card, the stockholder meeting notice, or in an email you previously received from AST). If prompted for an additional code, enter: hlthvirt2021.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you were a beneficial owner whose shares were registered in the name of a broker, bank or other nominee at the close of business on the Record Date, you may not vote your shares virtually at the Annual Meeting unless you obtain a “legal proxy” from such broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still virtually attend the Annual Meeting even if you do not have a legal proxy by visiting: https://web.lumiagm.com/261252145 and entering code: hlthvirt2021.
Please note that you may not make any audio or video recordings of the Annual Meeting, live stream the Annual Meeting or take any photographs of the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of delivery of proxy materials in printed form. However, if you received a Notice of Internet Availability of Proxy Materials and wish to receive proxy materials in printed or electronic form, you may so request by contacting AST by phone at 1-888-776-9962 (1-718-921-8562 for international callers), by e-mail to info@astfinancial.com or by visiting AST’s website at https://us.astfinancial.com/proxyservices/requestmaterials.asp. A separate copy will be promptly provided following receipt of your request.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record, you can vote in one of the following ways:
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You may vote via the Internet or by telephone.   To vote via the Internet or by telephone, follow the instructions provided in the Notice. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 23, 2021. Alternatively, you may request a printed proxy card by telephone at 1-888-776-9962 (or 1-718-921-8562 for international callers), over the Internet at
https://us.astfinancial.com/proxyservices/requestmaterials.asp, or by e-mail at info@astfinancial.com, and then follow the instructions under the heading “You may vote by mail” immediately below.

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You may vote by mail.   If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than 11:59 p.m. Eastern Time on June 23, 2021. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

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You may vote virtually at the Annual Meeting.   If you plan to attend the Annual Meeting virtually, you may vote by logging in with your 11-digit control number (found on your proxy card, the stockholder meeting notice, or in an email you previously received from AST). If prompted for an additional code, enter: hlthvirt2021. If you do not have your 11-digit control number, please contact AST at 1-800-937-5449 (outside the United States, Canada and Puerto Rico: 1-718-921-8124).

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares at the virtual Annual Meeting itself unless you obtain a legal proxy from your broker, bank or other nominee. If you obtain a legal proxy from your bank, broker or other nominee, you must register for the Annual Meeting in advance by submitting the legal proxy, along with your name and email address, to AST at proxy@astfinancial.com. You will receive a confirmation email from AST with a 11-digit control number, which may be used to login to vote during the virtual Annual Meeting. If prompted for an additional code, enter: hlthvirt2021
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within HealthEquity or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.
What happens if I decide to attend the virtual Annual Meeting, but I have already voted or submitted a proxy covering my shares?
You may still attend the virtual Annual Meeting. Please be aware that virtual attendance at the Annual Meeting will not, by itself, revoke a proxy.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
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entering a new vote by Internet or telephone;

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signing and returning a new proxy card with a later date;

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delivering a written revocation to our Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020, by 11:59 p.m. Eastern Time on June 23, 2021; or

•
attending the virtual Annual Meeting and voting online during the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder; however, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name.   If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
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FOR the election of each of the ten directors nominated by our board of directors and named in this proxy statement as directors to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

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FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022 (Proposal No. 2);

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FOR the approval, on a non-binding, advisory basis, of the fiscal 2021 compensation paid to our named executive officers, as described in this proxy statement (Proposal No. 3); and

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In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.   If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote on compensation paid to our named executive officers) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may, in its discretion, vote your shares with respect to Proposal No. 2 (ratification of appointment of independent registered public accounting firm) but may not vote your shares with respect to the other proposals. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes and how many votes are needed for approval of each proposal?” below.
How do I submit a question at the Annual Meeting?
If you wish to submit a question, beginning at 9:00 a.m. MT on the day of the Annual Meeting you may log into the virtual meeting platform at https://web.lumiagm.com/261252145, type your question into the “Ask a Question” field, and click “Submit.” Questions must be briefly stated and cover only one topic per question. If multiple questions are submitted on the same topic, those questions will be grouped and answered collectively. In order to allow us to answer questions from as many stockholders as possible, we will limit each stockholder to one question. We reserve the right to exclude questions that are irrelevant to the business of the Company or of the Annual Meeting, are related to material non-public information, are not a matter of interest to stockholders generally, are related to pending or threatened litigation or investigations, are derogatory in nature, relate to personal matters or personal grievances, or are otherwise out-of-order or not otherwise suitable for the conduct of the Annual Meeting. Germane questions received during the Annual Meeting, and their related responses, will be posted on the Company’s investor relations website at https://ir.healthequity.com/annual-reports-and-proxies as soon as practicable following the Annual Meeting.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated By-Laws (“by-laws”) and Delaware law. The presence, in person or by proxy, of the holders of record of a majority of voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 83,376,969 shares of common stock issued and outstanding and there were no other shares of our capital stock outstanding, which means that 41,688,485 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, the chairman of the meeting or, if the chairman of the meeting so elects, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date or time.
What are the effects of abstentions and broker non-votes and how many votes are needed for approval of each proposal?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present for purposes of determining whether a quorum exists and will be entitled to vote at the Annual Meeting.

A broker non-vote occurs when a broker, bank or other nominee holding shares in street name for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. In tabulating the voting results for any of the proposals to be considered at the Annual Meeting, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals to be considered at the Annual Meeting.
The following table describes the vote required to adopt each proposal at the Annual Meeting, and the manner in which votes will be counted:
Proposal	Discussion Beginning on Page	Vote Required to Adopt Proposal	Board Recommendation	Broker Discretionary Voting Allowed?	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of ten directors	19	A majority of the votes cast by the holders of shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	No	No effect	No effect
2. Ratification of appointment of independent registered public accounting firm	21	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	Yes	Same effect as a vote against	N/A (brokers have discretion to vote)
3. Non-binding advisory vote on fiscal 2021 compensation paid to our named executive officers	23	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	No	Same effect as a vote against	No effect
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote via the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur.
Will members of the board of directors attend the Annual Meeting?
We strongly encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
How can I submit a recommendation of a director candidate for the 2022 annual meeting of stockholders?
Stockholders who wish to submit a recommendation of a director candidate for consideration by the nominating, governance and corporate sustainability committee for election at our 2022 annual meeting of stockholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by the nominating, governance and corporate sustainability committee’s Policies and Procedures for Director Candidates, to the Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020.
How can I submit a stockholder proposal for consideration at the 2022 annual meeting of stockholders?
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 annual meeting of stockholders must submit their proposals by contacting the Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020; (801) 727-1000. Proposals must be received on or before February 24, 2022. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2022 annual meeting of stockholders.
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors, to be brought before an annual meeting of stockholders. In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2022 annual meeting of stockholders, a stockholder’s notice of the matter that the stockholder wishes to present must be delivered to the Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020, not less than 90 nor more than 120 days prior to the first anniversary of the Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 24, 2022, and no later than March 26, 2022. If the date of the 2022 annual meeting of stockholders is more than 30 days earlier or later than the anniversary date of the Annual Meeting, notice must be received not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Copies of the Company’s by-laws may be obtained free of charge by contacting the Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020; (801) 727-1000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. At the Annual Meeting, ten directors are to be elected, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.
The following table sets forth the names, ages as of May 13, 2021, and certain other information for each of the directors with terms expiring at the Annual Meeting:
Name	Age	Audit and Risk Committee Member	Cybersecurity and Technology Committee Member	Talent, Compensation and Culture Committee Member	Nominating, Governance and Corporate Sustainability Committee Member
Robert Selander, Chairman	70				X
Jon Kessler	53
Stephen Neeleman, M.D.	53
Frank Corvino	72	X		X
Adrian Dillon	67	X	X*	X
Evelyn Dilsaver	66	X*			X
Debra McCowan	49			X*
Stuart Parker	59		X	X
Ian Sacks	50	X	X		X*
Gayle Wellborn	60	X	X

*
Chair

Nominees for Director
Robert Selander has served as chairman and a member of our board of directors since September 2015. Mr. Selander began his career at Citibank in 1974 where, during his 20-year tenure, he held numerous leadership positions, including managing parts of Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom. In 1994, Mr. Selander joined MasterCard International, where he served as the President of MasterCard’s Europe, Middle East, Africa and Canada regions until his appointment in 1997 as President and Chief Executive Officer. In addition, Mr. Selander served as President and Chief Executive Officer of MasterCard Incorporated (NYSE: MA) from 1997 until 2010. Mr. Selander served as a director of the Hartford Financial Services Group, Inc. (NYSE: HIG) from 1998 to 2008, MasterCard Incorporated from 2002 until 2010, and MasterCard International from 1997 until 2010. Mr. Selander also served on the Board of Trustees of the Fidelity Equity and High Income Funds from 2011 until 2017, served as a director of The Western Union Company (NYSE: WU) from 2014 to 2019, and currently serves as a director of Equifax Inc. (NYSE: EFX). Mr. Selander holds a B.S. in Industrial Engineering from Cornell University and an M.B.A. from Harvard University. The board of directors believes that Mr. Selander’s extensive business experience and his background as a president and chief executive officer of a publicly traded company qualify him to serve as a member of our board of directors.
Jon Kessler has served as our President and Chief Executive Officer since February 2014 and as a director since March 2009. From March 2009 through January 2014, he served as our Executive Chairman. Prior to joining HealthEquity, Mr. Kessler founded WageWorks, Inc., (“WageWorks”) a provider of tax-advantaged programs for consumer-centric health, commuter and other employee spending account benefits, serving as Chief Executive Officer of that company from 2000 to 2004, Executive Chairman in 2005, and Chief Executive Officer from 2006 to 2007. Prior to founding WageWorks, Mr. Kessler was a benefits taxation specialist at Arthur Andersen, LLP and, prior to that, he was a senior economist in Washington, D.C., specializing in employee benefits and environmental taxation during the Clinton and Bush (Sr.) administrations. Mr. Kessler also currently serves as a trustee of the Employee

Benefits Research Institute and a director of the International Baccalaureate Organization, both nonprofit organizations. Mr. Kessler holds a B.A. from George Washington University in International Affairs and an M.P.P. from Harvard University’s John F. Kennedy School of Government. The board of directors believes that Mr. Kessler’s experience in the tax-advantaged consumer-benefits industry, his background as a chief executive officer and his training as a tax specialist qualify him to serve as a member of our board of directors.
Stephen Neeleman, M.D. founded HealthEquity in 2002 and has served as our Vice Chairman since February 2014, having previously served as Chief Executive Officer from November 2002 through January 2014 and as a director since November 2002. Dr. Neeleman is a board certified general surgeon and practiced in Arizona and for Intermountain Healthcare in Utah, from July 2003 to December 2014. Dr. Neeleman is the co-author of The Complete HSA Guidebook — How to Make Health Savings Accounts Work for You and a contributor to The Innovator’s Prescription — A Disruptive Solution for Health Care. While on the faculty of the University of Arizona Department of Surgery, Dr. Neeleman spent time in Washington, D.C. educating lawmakers prior to the passage of the law that created HSAs. He serves on the America’s Health Insurance Plans’ HSA Leadership Council and the American Bankers’ Association HSA Council. He also serves on the State of Utah’s Health Data Committee and the Governor’s Office of Economic Development Board of Directors. Prior to attending medical school, Dr. Neeleman worked as a senior manager for Morris Air (later acquired by Southwest Airlines). Dr. Neeleman holds a B.A. from Utah State University and an M.D. from the University of Utah, and completed his surgical residency at the University of Arizona in Tucson. The board of directors believes that Dr. Neeleman’s experience in the healthcare industry as a medical doctor, his expertise in the history, development and administration of HSAs and his extensive knowledge of our company as its founder qualify him to serve as a member of our board of directors.
Frank Corvino has served as a member of our board of directors since July 2014. Mr. Corvino has served as Chairman of the Greenwich Hospital Foundation in Greenwich, Connecticut, from 2014 to 2016, and also has been President of Corvino & Corvino, a consulting firm, since January 2015. Mr. Corvino served as President and Chief Executive Officer of Greenwich Hospital from November 1992 until December 2014 and served as Chief Operating Officer of Greenwich Hospital from July 1988 to November 1992. Mr. Corvino served as Executive Vice President of Yale New Haven Health System from March 1998 to December 2014. Since January 2013, Mr. Corvino has been a member of the Fordham University Science Council. Mr. Corvino holds a B.S. in Pharmacy from Fordham University and an M.S. in Pharmacy Administration from St. John’s University. The board of directors believes that Mr. Corvino’s extensive experience in the healthcare industry, including his decades of experience as a leader of hospitals and hospital systems, qualifies him to serve as a member of our board of directors.
Adrian Dillon has served as a member of our board of directors since September 2016. Mr. Dillon is currently the non-executive chairman of the board of directors of WNS (Holdings) Limited and is on the board of directors and is the chair of the audit committee of Datto Holding Corp. (NYSE: MSP). Mr. Dillon served as a member of the board of directors of Williams-Sonoma, Inc. (NYSE: WMS), from 2005 to 2017, Wonga Group Limited, from 2013 to 2015, NDS Group Limited, from 2011 to 2012, Verigy Pty, from 2006 to 2007, and LumiLeds Inc., from 2002 to 2007. He also held key finance roles including, Chief Financial Officer and Chief Administrative Officer at Skype Limited from 2010 to 2011 and Executive Vice President — Finance & Administration and Chief Financial Officer at Agilent Technologies, Inc. from 2001 to 2010, as well as various positions at Eaton Corporation from 1979 to 2001. Mr. Dillon was a member and past chairman of The Conference Board Council of Financial Executives. Mr. Dillon graduated from Amherst College with a Bachelor of Arts degree in Economics. The board of directors believes that Mr. Dillon’s extensive financial and accounting expertise and thorough understanding of financial reporting rules and regulations, including the management of internal controls, qualifies him to serve as a member of our board of directors.
Evelyn Dilsaver has served as a member of our board of directors since August 2014. Ms. Dilsaver was formerly a member of The Charles Schwab Corporation from December 1991 until her retirement in September 2007. During her tenure at The Charles Schwab Corporation, Ms. Dilsaver held various senior management positions within the organization, including Executive Vice President (The Charles Schwab Corporation) and President and Chief Executive Officer (Charles Schwab Investment

Management). Prior to becoming President and Chief Executive Officer of Charles Schwab Investment Management, a position she held from July 2003 to July 2007, Ms. Dilsaver held the position of Senior Vice President, Asset Management Products and Services. Ms. Dilsaver is a member of the board of directors and chair of the audit committee of each of Tempur Sealy International, Inc. (NYSE: TPX) and Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX). In the past five years, Ms. Dilsaver has also served as a director of Aéropostale Inc. (NYSE: ARO), HighMark Funds, Russell Exchange Traded Funds, Longs Drug Stores Corp. and Tamalpais Bancorp. She is also a member of the board of directors of a privately held corporation and real estate investment trust. Ms. Dilsaver holds a B.S. in Accounting from California State University, East Bay, and is a Certified Public Accountant. The board of directors believes that Ms. Dilsaver’s extensive financial industry experience and her background as a chief executive officer qualifies her to serve as a member of our board of directors.
Debra McCowan has served as a member of our board of directors since April 2018. Ms. McCowan is Senior Vice President and Chief Human Resources Officer for NetApp, Inc. (NASDAQ: NTAP), a hybrid cloud data services and data management company, since 2018, where she is responsible for developing the global HR strategy. Prior to joining NetApp, Ms. McCowan was the Executive Vice President and Chief Human Resource Officer of Equinix, Inc. (NASDAQ: EQIX), a global interconnection and data center company, from 2013 to 2018. Prior to joining Equinix, Ms. McCowan was the co-founder and partner at Accelerance, Inc. from October 2011 to October 2013, where she provided organizational and systems change strategy consulting services, including leadership development and executive coaching. Ms. McCowan also served as Vice President of Worldwide Human Resources for Avago Technologies U.S. Inc. from January 2007 to July 2011, and Vice President of Human Resources for Hitachi Data Systems, a subsidiary of Hitachi, Ltd., from July 2005 to January 2006. Ms. McCowan graduated with a post graduate degree in Human Resources and Industrial Relations Management from the University of Melbourne and holds a Bachelor of Arts degree from La Trobe University in Australia. The board of directors believes that Ms. McCowan’s extensive human resources, governance and compliance background, experience developing talent driven organizations with strong cultures, insights into organizational architectures and deep understanding of employee benefits qualify her to serve as a member of our board of directors.
Stuart Parker has served as a member of our board of directors since December 2020. Mr. Parker served as President and CEO of United Services Automobile Association (USAA) from 2015 until his retirement in February 2020. He spent more than 21 years with USAA in various roles, including Chief Operating Officer (2014 – 2015), Chief Financial Officer (2012 – 2014), President of the Property & Casualty Insurance Group (2007 – 2012), and President of Financial Planning Services (2004 – 2007). Mr. Parker currently serves as a member of the board of directors for Kemper Corporation (NYSE: KMPR) and Factory Mutual Insurance Company. Mr. Parker holds a B.B.A. in Management from Valdosta State University and an M.B.A. from St. Mary’s University. Mr. Parker is a distinguished graduate of the Air Force ROTC program and served in the U.S. Air Force for nearly 10 years, including service in Operations Desert Shield and Desert Storm. The board of directors believes that Mr. Parker’s business experience and his background as a president and chief executive officer of a large financial institution qualifies him to serve as a member of our board of directors.
Ian Sacks has served as a member of our board of directors since April 2004. Mr. Sacks has been a Managing Director at TowerBrook Capital Partners L.P., an investment management firm, since 2004, where he focuses on healthcare and business services related investments. Mr. Sacks previously was a Management Partner with Soros Private Equity and, prior to joining that firm, Mr. Sacks was Chairman and Chief Executive Officer of HelpCare. Mr. Sacks is a member of the board of directors of the publicly traded company R1 RCM Inc. (NASDAQ: RCM). Mr. Sacks also serves as a director for a number of private companies. Mr. Sacks holds a B.S. from Tufts University. The board of directors believes that Mr. Sacks’s extensive knowledge of the Company gained from his experience with our business and service on our board of directors as well as his healthcare and other business experience qualifies him to serve as a member of our board of directors.
Gayle Wellborn has served as a member of our board of directors since August 2017. Ms. Wellborn currently works as an independent Digital and Customer Experience consultant. Prior to her work as a consultant, Ms. Wellborn was the Senior Vice President, Brand and Digital Group for Ally Financial Inc.

(NYSE: ALLY) from September 2012 to April 2015, and Senior Vice President, eCommerce executive for Ally from 2008 – 2012, She also was Senior Vice President, Online Banking executive responsible for Bank of America Corp’s (NYSE: BAC) online and mobile banking products and services from 2002 to 2008. At both Ally and Bank of America she was responsible for the strategy and delivery of innovative online and mobile products, services and customer experiences, and also was responsible for the development and execution of Ally’s consumer social media strategy. She was part of the team to lead the rebranding of GMAC to Ally Financial, and was accountable for the launch of Ally Bank and the Ally Bank call centers in the US and Canada. Before joining Bank of America, Ms. Wellborn served in various technology and customer service leadership positions at First Union/Wachovia. Ms. Wellborn graduated with an Executive MBA from Queens University in North Carolina and holds a Bachelor of Arts degree from the University of North Carolina. The board of directors believes that Ms. Wellborn’s extensive business experience, particularly in the financial, branding, technology and digital areas, qualifies her to serve as a member of our board of directors.
Director Independence
Our common stock is listed on the NASDAQ Global Select Market. Under NASDAQ rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and NASDAQ listing requirements. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and NASDAQ listing requirements.
Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Messrs. Selander, Corvino, Dillon, Parker and Sacks and Mses. Dilsaver, McCowan and Wellborn are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ.
Board Leadership Structure
Our board of directors is responsible for providing oversight of the affairs of the Company. Our board of directors consists of a non-executive chairman of the board of directors and four standing committees that are each led by a chair. Eight of the 10 current directors are independent, which we believe provides effective independent oversight of management. Our Chief Executive Officer is a director, but he does not serve as chairman of the board of directors and does not serve on any committee of the board of directors.
We believe that the current leadership structure of the board of directors is appropriate because it allows the board of directors and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the board of directors and helps maintain good communication among members of the board of directors and with management. In particular, by having our Chief Executive Officer serve as a member of our board of directors — with a separate individual serving as chairman of our board of directors — we believe we optimize the development of our Company’s strategy by embracing the diverse perspectives and roles of our independent directors and our Chief Executive Officer.
Board Meetings and Committees
During the fiscal year ended January 31, 2021, our board of directors held six meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of

(i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.
Our board of directors has adopted a policy that our directors are strongly encouraged to attend each annual meeting of stockholders. All of the members of our board of directors who were directors at the time of our 2020 annual meeting of stockholders attended the annual meeting of stockholders held virtually.
Our board of directors has four standing committees:
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the audit and risk committee,

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the cybersecurity and technology committee,

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the nominating, governance and corporate sustainability committee, and

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the talent, compensation and culture committee,

The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit and Risk Committee
Our audit and risk committee is comprised of Frank Corvino, Adrian Dillon, Evelyn Dilsaver, Ian Sacks and Gayle Wellborn, each of whom is a non-employee member of our board of directors. Ms. Dilsaver is the chair of our audit and risk committee. Our board of directors has determined that each of the members of our audit and risk committee satisfies the requirements for independence and financial literacy under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and NASDAQ listing requirements. Our board of directors has also determined that each of Mr. Dillon and Ms. Dilsaver qualify as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of NASDAQ. This designation does not impose on Mr. Dillon or Ms. Dilsaver any duties, obligations or liabilities that are greater than those generally imposed on members of our audit and risk committee and our board of directors. Our audit and risk committee is responsible for, among other things:
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selecting, hiring and setting the compensation for our independent registered public accounting firm to act as our independent auditor;

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evaluating the qualifications, performance and independence of our independent registered public accounting firm;

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pre-approving any audit and non-audit and tax services to be performed by our independent registered public accounting firm;

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reviewing and approving the internal audit plan for each upcoming year;

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reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

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overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

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reviewing and discussing with the board of directors reports regarding the major risk exposures of the Company;

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reviewing and approving the risk management plan for each upcoming year;

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reviewing and discussing with management and our independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

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reviewing our compliance with financial covenants under any existing debt instruments;

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reviewing and approving related person transactions; and

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preparing the audit and risk committee report that the SEC requires be included in our annual proxy statement.

Our audit and risk committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NASDAQ listing requirements. A copy of the charter of our audit and risk committee is available in the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com. During the fiscal year ended January 31, 2021, our audit and risk committee held 12 meetings.
Cybersecurity and Technology Committee
In September 2018, our board of directors formed the cybersecurity subcommittee of the audit and risk committee to assist the audit and risk committee in overseeing management’s responsibilities with respect to the Company’s cybersecurity. In March 2021, our board of directors determined that the cybersecurity subcommittee should become a stand-alone committee of the board of directors, re-named it the cybersecurity and technology committee and expanded the scope of the committee’s responsibilities. The cybersecurity and technology committee is comprised of Adrian Dillon, Stuart Parker, Ian Sacks and Gayle Wellborn, with Mr. Dillon serving as the chair. Our cybersecurity and technology committee is responsible for, among other things:
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reviewing the Company’s cybersecurity threat landscape, risks and data security programs, as well as the Company’s management and mitigation of cybersecurity risks and potential breach incidents;

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reviewing the Company’s compliance with applicable information security and data protection laws and industry standards;

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reviewing the Company’s technology and information systems strategies and trends that may affect these strategies;

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reviewing reports and key metrics on the Company’s cybersecurity, technology and information systems and related risk management programs;

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reviewing the progress of major technology-related proposals, plans, projects and architecture decisions to ensure that these projects and decisions support the Company’s overall business strategy and receive appropriate support from the Company;

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reviewing the capacity, performance and reliability of the Company’s technology platforms;

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reviewing and discussing with management the Company’s cybersecurity, technology and information systems policies as to risk assessment and risk management;

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reviewing and providing oversight on the Company’s crisis preparedness with respect to cybersecurity, technology and information systems;

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referring to the audit and risk committee any matters that fall under the oversight of the audit and risk committee or are otherwise relevant for noting or consideration by the audit and risk committee; and

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reviewing the Company’s budget, investments, insurance, training and staffing as they relate to cybersecurity, technology and information systems.

Our cybersecurity and technology committee operates under a written charter. A copy of the charter of our cybersecurity and technology committee is available on the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com. During the fiscal year ended January 31, 2021, our cybersecurity subcommittee held four meetings.
Talent, Compensation and Culture Committee
Our talent, compensation and culture committee is comprised of Frank Corvino, Adrian Dillon, Debra McCowan and Stuart Parker, each of whom is a non-employee member of our board of directors.

Ms. McCowan is currently the chair of our talent, compensation and culture committee. Our board of directors has determined that each member of our talent, compensation and culture committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and NASDAQ listing requirements, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The responsibilities of our talent, compensation and culture committee were expanded in March 2021, with our talent, compensation and culture committee responsible for, among other things:
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reviewing and approving the corporate goals and objectives applicable to the compensation of our Chief Executive Officer and evaluating the Chief Executive Officer’s performance in light of those goals and objectives;

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reviewing, approving and, when appropriate, making recommendations regarding our Chief Executive Officer’s and all other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation, employment agreements, severance arrangements and change in control arrangements; and any other benefits, compensation or arrangements;

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administering our incentive compensation plans and equity compensation plans;

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reviewing, approving and, when appropriate, making recommendations regarding employee benefit plans;

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overseeing the Company’s culture and related strategies, programs and risks;

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overseeing the Company’s talent management, development and retention and related strategies, programs and risks, including the Company’s diversity and inclusion initiatives and results;

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reviewing and discussing with management the Company’s Compensation Discussion and Analysis and the related executive compensation disclosures included in this proxy statement;

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reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking and evaluating compensation policies and practices that could mitigate such risk;

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evaluating and making recommendations regarding the compensation of our non-employee directors;

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reviewing our compliance with the requirements under the Sarbanes-Oxley Act relating to loans to directors and officers and with all other applicable laws affecting employee compensation and benefits; and

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overseeing our overall compensation philosophy, compensation plans and benefits programs.

Our talent, compensation and culture committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NASDAQ listing requirements. Under its charter, the talent, compensation and culture committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees. A copy of the charter of our talent, compensation and culture committee is available on the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com. During the fiscal year ended January 31, 2021, our talent, compensation and culture committee held five meetings.
Nominating, Governance and Corporate Sustainability Committee
Our nominating, governance and corporate sustainability committee is comprised of Evelyn Dilsaver, Ian Sacks and Robert Selander, each of whom is a non-employee member of our board of directors. Mr. Sacks is the chair of our nominating, governance and corporate sustainability committee. Our board of directors has determined that each member of our nominating, governance and corporate sustainability committee meets the requirements for independence under NASDAQ listing requirements. The responsibilities of our nominating, governance and corporate sustainability committee were expanded in March 2021, with our nominating, governance and corporate sustainability committee responsible for, among other things:
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evaluating and making recommendations regarding the qualifications, composition, organization, and governance of our board of directors;

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identifying and screening individuals qualified to become members of our board of directors and making recommendations regarding the selection and approval of nominees for director;

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overseeing the annual evaluation of and reporting to the board of directors on the performance and effectiveness of the board of directors and its committees;

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overseeing the Company’s strategy, policies, programs and public reporting relating to corporate social responsibility matters, including with respect to environmental, social and governance sustainability matters; and

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reviewing and making recommendations regarding our corporate governance guidelines and overseeing our corporate governance practices, including reviewing and making recommendations regarding other documents and policies in our corporate governance framework.

Our nominating, governance and corporate sustainability committee operates under a written charter that satisfies NASDAQ listing requirements. A copy of the charter of our nominating, governance and corporate sustainability committee is available on the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com. During the fiscal year ended January 31, 2021, our nominating, governance and corporate sustainability committee held six meetings.
Compensation Committee Interlocks and Insider Participation
The current members of our talent, compensation and culture committee are Messrs. Corvino, Dillon and Parker and Ms. McCowan. None of the members of our talent, compensation and culture committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our talent, compensation and culture committee or our board of directors. None of the members of our talent, compensation and culture committee has any relationship required to be disclosed under this caption under the rules of the SEC.
Considerations in Evaluating Director Nominees
Our nominating, governance and corporate sustainability committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating, governance and corporate sustainability committee will consider the current size, composition and needs of our board of directors and the respective committees of the board of directors, including, without limitation, issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, and other commitments. Our nominating, governance and corporate sustainability committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. Our nominating, governance and corporate sustainability committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing members of the board of directors; (iv) the ability to assist and support management and make significant contributions to our success; and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
If our nominating, governance and corporate sustainability committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating, governance and corporate sustainability committee, the board of directors or management. Our nominating, governance and corporate sustainability committee also may propose to the board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to the board of directors. After our nominating, governance and corporate sustainability committee makes its recommendations to the board of directors, the board of directors has final authority on determining the selection of those director candidates for nomination to the board of directors.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating, governance and corporate sustainability committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of HealthEquity continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating, governance and corporate sustainability committee will evaluate such recommendations in the same manner as candidates recommended from other sources. Stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter to our Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Suite 100, Draper, UT 84020. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and HealthEquity and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership to the board of directors. Our nominating, governance and corporate sustainability committee has discretion to decide which individuals to recommend for nomination as directors, including issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.
A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Article II, Section 2 of our by-laws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in our by-laws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020. To be timely for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than February 24, 2022, and no later than March 26, 2022. The notice must state the information required by Article II, Section 2 of our by-laws and otherwise must comply with applicable federal and state law.
Policies and Procedures for Communications to Independent Directors
In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our General Counsel at: HealthEquity, Inc., 15 W. Scenic Pointe Drive, Suite 100, Draper, UT, 84020; (801) 727-1000. Our General Counsel will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the board of directors. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder communication is necessary and shall provide a report to our nominating, governance and corporate sustainability committee on a quarterly basis of any stockholder communications received to which the General Counsel has responded. This procedure does not apply to communications to non-management directors from officers or directors of HealthEquity who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Stockholder Engagement
We carefully consider feedback from our stockholders regarding our executive compensation program and corporate governance issues. Our stockholders are invited to express their views to members of our board of directors as described under “Policies and Procedures for Communications to Independent Directors” above. We also engage in dialogue with our major stockholders throughout the year to solicit their views and opinions about various topics and matters of mutual interest.
We believe that our stockholder outreach process continues to strengthen our understanding of our stockholders’ concerns and the issues on which they are focused. We therefore expect to continue to engage with our stockholders on a regular basis.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address items such as the role of our board of directors, conduct of board of directors and committee meetings and other corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics and our corporate governance guidelines are posted on the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com. We intend to post any amendments to our code of business conduct and ethics and our corporate governance guidelines, and any waivers of our code of business conduct and ethics for directors and executive officers, on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, cyber, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk to our business. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors and its committees have the responsibility to satisfy themselves that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our President and Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk:
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Our audit and risk committee assists our board of directors in fulfilling its oversight responsibilities with respect to enterprise-wide risk management in the areas of internal control over financial reporting and disclosure controls and procedures and legal and regulatory compliance, and discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit and risk committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our audit and risk committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Furthermore, the audit and risk committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and our auditor regarding financial reporting) in connection with auditing the Company’s annual financial statements, books, records, accounts and internal controls over financial reporting and related work.

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Our cybersecurity and technology committee oversees management’s responsibilities with respect to the Company’s cybersecurity and technology.

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Our nominating, governance and corporate sustainability committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, environmental, social and governance matters and corporate governance.
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Our talent, compensation and culture committee assesses risk created by the incentives inherent in our compensation policies and practices, as well as our culture and talent management and our diversity and inclusion initiatives.

Finally, our full board of directors reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting and evaluates the risks inherent in any significant transactions.
Related Person Transactions Policy
The Company has adopted a Related Person Transactions Policy. See “Related Person Transactions — Policies and Procedures for Transactions with Related Persons.”
Whistleblower Policy
The audit and risk committee has established a telephone and Internet whistleblower hotline available to employees of the Company for the confidential and anonymous submission of suspected violations, including complaints regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of ten members. At the Annual Meeting, ten directors are to be elected, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.
Nominees
Our nominating, governance and corporate sustainability committee has recommended, and our board of directors has approved, Robert Selander, Jon Kessler, Stephen Neeleman, M.D., Frank Corvino, Adrian Dillon, Evelyn Dilsaver, Debra McCowan, Stuart Parker, Ian Sacks, and Gayle Wellborn as nominees for election as directors at the Annual Meeting. If elected, each of Messrs. Selander, Kessler, Neeleman, Corvino, Dillon, Parker and Sacks, and Mses. Dilsaver, McCowan and Wellborn will serve as directors until the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a director of the Company. For information concerning the nominees, please see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Selander, Kessler, Neeleman, Corvino, Dillon, Parker and Sacks, and Mses. Dilsaver, McCowan and Wellborn. We expect that Messrs. Selander, Kessler, Neeleman, Corvino, Dillon, Parker and Sacks, and Mses. Dilsaver, McCowan and Wellborn will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a majority of the votes cast by the holders of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. A “majority of the votes cast” means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not count as a vote cast either “for” or “against” a director’s election.
In the event any nominee for director receives a greater number of votes “against” his or her election than votes “for” such election, such nominee is required pursuant to the Company’s Corporate Governance Guidelines to irrevocably offer in writing his or her resignation to the board of directors, which the board of directors will determine whether to accept or reject. Our nominating, governance and corporate sustainability committee (excluding, if applicable, the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the Company and its stockholders in determining whether to recommend to the board of directors that it accept or reject the resignation.
In reaching its decision, pursuant to our corporate governance guidelines, the board of directors may consider any factors it deems relevant, including but not limited to, (i) any stated reasons why stockholders voted against the director, (ii) any alternatives for curing the underlying cause of the “against” votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Company, and (vi) the overall composition of the board of directors. In addressing such resignation, the board of directors may (A) accept the resignation offer, (B) defer acceptance of the resignation offer, (C) maintain the director but attempt to address the underlying cause of the “against” votes, (D) resolve that the director will not be re-nominated in the future for election, or (E) reject the resignation offer. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the independent members of the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TEN DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit and risk committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2022. PwC also served as our independent registered public accounting firm for the fiscal year ended January 31, 2021.
At the Annual Meeting, stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2022. Stockholder ratification of the appointment of PwC is not required by our by-laws or other applicable legal requirements. However, our board of directors is submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit and risk committee. Even if the appointment is ratified, our audit and risk committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during the fiscal year ending January 31, 2022, if our audit and risk committee believes that such a change would be in the best interests of the Company and its stockholders.
Representatives of PwC are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2021 and 2020.
(in thousands)	2021	2020
Audit fees(1)	$6,148	$5,195
Audit-related fees(2)	—	342
Tax fees(3)	—	216
All other fees(4)	5	4
Total	$6,153	$5,757

(1)
Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, services rendered in connection with registration statements on Form S-8, services performed in connection with the filing of a prospectus supplement, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-related fees consist of fees billed for professional services related to acquisitions, including the acquisition of WageWorks in the fiscal year ended January 31, 2020, and for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)
Tax fees consist of fees billed for professional services rendered by PwC for tax advice related to acquisitions.

(4)
All other fees consist of the aggregate fees billed for products and services provided and not otherwise included in “Audit fees,” “Audit-related fees” or “Tax fees”.

Auditor Independence
In the fiscal year ended January 31, 2021, there were no other professional services provided by PwC that would have required our audit and risk committee to consider their compatibility with maintaining the independence of PwC.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permitted Non-Audit and Tax Services of Independent Registered Public Accounting Firm
Our audit and risk committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit and risk committee is required to pre-approve all audit and permitted non-audit and tax services performed by our independent registered public accounting firm in order to ensure that the provision of such services do not impair such accounting firm’s independence. All fees paid to PwC for the fiscal years ended January 31, 2021 and 2020 were pre-approved by our audit and risk committee.
Vote Required
The ratification of the appointment of PwC requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING JANUARY 31, 2022.

PROPOSAL NO. 3
ADVISORY VOTE ON COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the fiscal 2021 compensation paid to our named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation,” including the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation paid to our named executive officers. Our stockholders previously approved, on a non-binding, advisory basis, that we conduct a “say-on-pay” vote on an annual basis.
As described in detail in the section of this proxy statement titled “Executive Compensation,” our compensation program for our named executive officers is designed to (i) attract and retain highly qualified named executive officers, who are critical to our long-term success; (ii) motivate and reward our named executive officers for achieving our short-term business and long-term strategic goals; and (iii) align the financial interests of our named executive officers with those of our stockholders.
Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the compensation tables in this proxy statement, which discuss in greater detail our compensation philosophy, policies and practices. Our board of directors believes that the compensation paid to our named executive officers is necessary, appropriate and properly aligned with our compensation philosophy and policies.
This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers, and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are being asked to indicate their support for the compensation paid to our named executive officers as described in this proxy statement by approving the following advisory resolution:
RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Although the vote is intended to be advisory and non-binding, we value the views of our stockholders and the board of directors and our talent, compensation and culture committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our executive compensation program.
Vote Required
The approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers as described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES, ON A NON-BINDING, ADVISORY BASIS, FOR THE PROPOSAL TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

AUDIT AND RISK COMMITTEE REPORT
The information contained in the following Audit and Risk Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that HealthEquity, Inc., or the Company, specifically incorporates it by reference in such filing.
As members of the audit and risk committee, we are responsible for overseeing the Company’s accounting and financial reporting processes, the Company’s risk management and risk governance structure, the performance of the Company’s internal audit function and the audit of the Company’s financial statements. In addition, the audit and risk committee is responsible for reviewing and approving the Company’s risk management plan for each fiscal year. During the fiscal year ended January 31, 2021, the audit and risk committee held 12 meetings — with and without management present — at which the audit and risk committee reviewed and discussed, among other items, the Company’s operational auditing procedures, the annual plan and scope of work of the independent auditor, and the requirements of, and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including the Public Company Accounting Oversight Board’s, or PCAOB’s, Auditing Standard No. 5 regarding the audit of internal control over financial reporting.
The audit and risk committee has oversight responsibility for management’s implementation of procedures for identifying, monitoring and communicating the risks inherent to the Company’s business, including financial and strategic risks and risks regarding the Company’s operations and reputation (including cyber risks). The audit and risk committee receives regular reports from management regarding the Company’s assessment of risk and regularly reports to the full board of directors. In addition, the cybersecurity and technology committee refers to the audit and risk committee any matters that have come to the attention of the cybersecurity and technology committee that fall under the oversight of the audit and risk committee, or are otherwise relevant for noting or consideration by the audit and risk committee, including any matters relating to the Company’s internal control over financial reporting.
The audit and risk committee has established a telephone and Internet whistleblower hotline available to employees of the Company for the confidential and anonymous submission of suspected violations, including complaints regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations. The audit and risk committee receives regular updates on submissions to the hotline.
The audit and risk committee has reviewed and discussed the Company’s audited consolidated financial statements with management and PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm. The audit and risk committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the PCAOB.
The audit and risk committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit and risk committee concerning independence, and has discussed with PwC its independence. In such discussions, the audit and risk committee considered, among other things, the length of time the PwC audit partner and other staff have been on the engagement, and other relationships that may impact the firm’s objectivity and independence.
Based on the review and discussions referred to above, the audit and risk committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2021, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit and risk committee of the board of directors:
Evelyn Dilsaver (Chair)
Frank Corvino
Adrian Dillon
Ian Sacks
Gayle Wellborn

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of May 13, 2021. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Name	Age	Position(s)
Jon Kessler	53	President and Chief Executive Officer
Stephen Neeleman, M.D.	53	Founder and Vice Chairman
Edward Bloomberg	45	Executive Vice President, Chief Operating Officer
Angelique Hill	53	Executive Vice President, Operations
Adam Hostetter	40	Executive Vice President, Chief Marketing Officer
Delano Ladd	40	Executive Vice President, General Counsel and Corporate Secretary
Tyson Murdock	50	Executive Vice President, Chief Financial Officer
William Otten	56	Executive Vice President of Sales
Larry Trittschuh	49	Executive Vice President, Chief Security Officer
Jon Kessler has served as our President and Chief Executive Officer since February 2014 and as a director since March 2009. From March 2009 through January 2014, he served as our Executive Chairman. Prior to joining HealthEquity, Mr. Kessler founded WageWorks, a provider of tax-advantaged programs for consumer-centric health, commuter and other employee spending account benefits, serving as Chief Executive Officer of that company from 2000 to 2004, Executive Chairman in 2005, and Chief Executive Officer from 2006 to 2007. Prior to founding WageWorks, Mr. Kessler was a benefits taxation specialist at Arthur Andersen, LLP and, prior to that, he was a senior economist in Washington, D.C., specializing in employee benefits and environmental taxation during the Clinton and Bush (Sr.) administrations. Mr. Kessler also currently serves as a trustee of the Employee Benefits Research Institute and a director of the International Baccalaureate Organization, both nonprofit organizations. Mr. Kessler holds a B.A. from George Washington University in International Affairs and an M.P.P. from Harvard University’s John F. Kennedy School of Government.
Stephen Neeleman, M.D. founded HealthEquity in 2002 and has served as our Vice Chairman since February 2014, having previously served as Chief Executive Officer from November 2002 through January 2014 and as a director since November 2002. Dr. Neeleman is a board certified general surgeon and practiced in Arizona and for Intermountain Healthcare in Utah, from July 2003 to December 2014. Dr. Neeleman is the co-author of The Complete HSA Guidebook — How to Make Health Savings Accounts Work for You and a contributor to The Innovator’s Prescription — A Disruptive Solution for Health Care. While on the faculty of the University of Arizona Department of Surgery, Dr. Neeleman spent time in Washington, D.C. educating lawmakers prior to the passage of the law that created HSAs. He serves on the America’s Health Insurance Plans’ HSA Leadership Council and the American Bankers’ Association HSA Council. He also serves on the State of Utah’s Health Data Committee and the Governor’s Office of Economic Development Board of Directors. Prior to attending medical school, Dr. Neeleman worked as a senior manager for Morris Air (later acquired by Southwest Airlines). Dr. Neeleman holds a B.A. from Utah State University and an M.D. from the University of Utah, and completed his surgical residency at the University of Arizona in Tucson.
Edward Bloomberg has served as our Executive Vice President and Chief Operating Officer since August 2018. Mr. Bloomberg is responsible for managing the Company’s day-to-day operations and leads our service delivery and operations, technology, sales, product and marketing teams. Prior to joining HealthEquity, Mr. Bloomberg was Senior Vice President of Operations, Strategy and Support for Financial Engines, a provider of investment advice through its relationships with large employers and retirement plan recordkeepers. Prior to his employment by Financial Engines, Mr. Bloomberg served as the Chief Operating Officer of The Mutual Fund Store, a large registered investment advisor that was sold to Financial Engines in 2016. Before that, Mr. Bloomberg served 10 years in various leadership capacities at TD Ameritrade. Mr. Bloomberg holds a Bachelor of Science degree in industrial and labor relations from Cornell University.
Angelique Hill has served as our Executive Vice President, Operations since April 2018. Ms. Hill joined HealthEquity in June 2010 where she served as Director of Reimbursement Accounts from June 2010 to August 2012, Senior Vice President of Reimbursement Accounts from August 2012 to August 2015, and most recently as our Senior Vice President of Operations from August 2015 to April 2018, where she oversaw our back office operations and the reimbursement accounts team. Prior to joining HealthEquity, Ms. Hill worked in various roles at Optum Bank, including as the Director of Operations, from January 2006 to June 2010, and prior to that on the operations team at MinervaHealth, where she began her career in consumer directed healthcare. Ms. Hill holds a Bachelor of Arts degree in Communications from Ohio University.
Adam Hostetter has served as our Executive Vice President and Chief Marketing Officer since April 2019. From February 2016 until joining HealthEquity, Mr. Hostetter was Vice President of Marketing for Financial Engines Advisors, LLC, an independent financial planning and investment advisor. Prior to joining Financial Engines Advisors, LLC, Mr. Hostetter served as Vice President, Marketing and Chief Technology Officer for The Mutual Fund Store from September 2012 to February 2016 and Director, Digital Products of TD Ameritrade from June 2009 to September 2012. He holds a bachelor’s degree in English from Brigham Young University (Idaho).
Delano Ladd has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2016, having previously served as our Deputy General Counsel from April to September 2016. Prior to joining HealthEquity, Mr. Ladd worked as an attorney in the Corporate and Financial Services practice group in the New York office of Willkie Farr & Gallagher LLP. Mr. Ladd holds a B.A. from the University of Colorado and a J.D. from St. John’s University School of Law.
Tyson Murdock has served as our Executive Vice President and Chief Financial Officer since April 1, 2021. Mr. Murdock joined HealthEquity in January 2018 and served as Senior Vice President and Corporate Controller until June 2020 and most recently as Executive Vice President and Deputy Chief Financial Officer from June 2020 to March 2021. Prior to joining HealthEquity, Mr. Murdock worked in various roles at eBay, Inc. beginning in the San Jose, CA corporate headquarters in 2007 as part of the Mergers and Acquisitions team, followed by service in the Salt Lake City, Utah office as the Chief Financial Officer of eBay Marketplace’s Global Customer Experience division from February 2015 to January 2018. Prior to joining eBay, Inc., Mr. Murdock worked as a senior manager at Ernst & Young LLP in the San Francisco Bay area, serving a variety of public and private audit clients. Mr. Murdock holds a B.S. and a Master of Accountancy from Brigham Young University and is a Certified Public Accountant.
William Otten has served as our Executive Vice President of Sales since May 2017. From March 2003 to April 2017, Mr. Otten served in various sales leadership roles at ADP, LLC, a comprehensive global provider of cloud-based human capital management solutions. Prior to joining ADP, Mr. Otten was a co-founder and Chief Financial Officer of Interlink Capital, Inc. and held various sales leadership roles at Enterprise Fleet Services, a division of Enterprise Rent-A-Car Company. Mr. Otten holds an M.B.A. from John Hopkins University and a B.S. degree in business from Missouri State University.
Larry Trittschuh has served as our Executive Vice President and Chief Security Officer since December 2018. Mr. Trittschuh leads information security, privacy, fraud prevention, incident response, physical security, and enterprise risk teams. Prior to joining HealthEquity, Mr. Trittschuh served as Chief Security Officer for Barclays Americas from March 2018 to December 2018. Mr. Trittschuh’s professional background also includes Senior Vice President, Information Security for Synchrony Financial from July 2014 to March 2018, and various information security roles at General Electric from August 2006 to July 2014. Mr. Trittschuh has been an active participant in shaping cybersecurity partnership strategies in both industry and government. He was a founding Board member of the Defense Security Information Exchange (DSIE) and served on the Board of Directors of the Internet Security Alliance. Prior to joining GE, Mr. Trittschuh served as a pilot in the United States Air Force and Senior Consultant for BearingPoint, a management and technology consulting firm. He holds a bachelor’s degree in political science from the United States Air Force Academy and an FAA Airline Transport Pilot certificate.
Special Advisor
Darcy Mott transitioned from serving as our Executive Vice President and Chief Financial Officer to a role as a special advisor to the Company and is no longer considered an executive officer. While employed with the Company as a special advisor, Mr. Mott will report to our Chief Executive Officer and is expected to dedicate no less than one-half of his business time to the Company. Mr. Mott served as our Executive Vice President and Chief Financial Officer from February 2007 to March 2021. From 1999 to 2004, Mr. Mott was Vice President, Treasurer and Chief Financial Officer at The Canopy Group, a technology investment company, where he was responsible for all finance operations and served on the board of directors of several portfolio companies, both public and private. Prior to joining The Canopy Group, Mr. Mott served for 12 years in various financial management positions at Novell, Inc., a networking software company. Prior to joining Novell, Inc., Mr. Mott worked as an accountant at Arthur Andersen & Co., serving a variety of public and private audit clients. Mr. Mott holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant

COMPENSATION COMMITTEE REPORT
Our talent, compensation and culture committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our talent, compensation and culture committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the talent, compensation and culture committee of the board of directors:
Debra McCowan (Chair)
Frank Corvino
Adrian Dillon
Stuart Parker

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our principal executive officer, our principal financial officer, and the next three most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year, or our named executive officers. During the fiscal year ended January 31, 2021, these individuals were:
•
Jon Kessler, our President and Chief Executive Officer (our “CEO”);

•
Stephen Neeleman M.D., our Founder and Vice Chairman (our “Founder and Vice Chairman”);

•
Darcy Mott, our Executive Vice President and Chief Financial Officer (our “CFO”);

•
Edward Bloomberg, our Executive Vice President and Chief Operating Officer (our “COO”); and

•
William Otten, our Executive Vice President of Sales (our “EVP of Sales”)

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended January 31, 2021. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our talent, compensation and culture committee, which we refer to as the compensation committee in this Compensation Discussion & Analysis, arrived at the specific compensation decisions for our executive officers, including the named executive officers, for the fiscal year ended January 31, 2021, including the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Fiscal Year 2021 Business Highlights
During the fiscal year ended January 31, 2021, we continued to execute on our core financial and business objectives. The comparability of our financial results between years is impacted by our acquisition of WageWorks on August 30, 2019. Our key financial and operational results were as follows:
•
Overall revenue of $733.6 million, representing an increase of 38% from the fiscal year ended January 31, 2020;

•
Net income of $8.8 million, representing a decrease of 78% from the fiscal year ended January 31, 2020;

•
Net income per diluted share of $0.12, compared to $0.58 per diluted share for the fiscal year ended January 31, 2020;

•
Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”)(1) of $240.8 million, representing an increase of 23% from the fiscal year ended January 31, 2020;

•
5.8 million health savings accounts (“HSAs”) at the end of the fiscal year ended January 31, 2021, representing an increase of 8% compared to the fiscal year ended January 31, 2020;

•
687,000 new HSAs and 357,000 net new consumer-directed benefits (“CDBs”), including 766,000 commuter benefit accounts that are currently held in suspense due to the COVID-19 pandemic and associated local government restrictions around the country;

•
HSAs with balances totaling $14.3 billion, representing an increase of 24% from the fiscal year ended January 31, 2020; and

•
Closed the acquisition of WageWorks on August 30, 2019 and continued integrating the operations of WageWorks into the Company.

(1)
Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) financial measure. The definition of this non-GAAP financial measure, and a reconciliation to the most comparable GAAP measure, is included as Exhibit A to this proxy statement.

Fiscal Year 2021 Executive Compensation Highlights
The following key compensation actions were taken with respect to the named executive officers for the fiscal year ended January 31, 2021 in order to better align their compensation with those holding similar executive positions within our compensation peer group:
•
Base Salaries — Annual base salaries for our Founder and Vice Chairman, CFO, and COO were unchanged from their previous year-end levels for the fiscal year ended January 31, 2020. Annual base salaries for our CEO and EVP of Sales were increased by 40% and 33%, respectively, from their previous year-end levels for the fiscal year ended January 31, 2020 in order to (i) help ensure the retention of these executive officers and (ii) ensure consistency with the general guideline established by our compensation committee of targeting total direct compensation for executive officers at the 50th percentile of the market, based on our compensation peer group.

•
Annual Cash Bonuses — The target annual cash bonus opportunity for our EVP of Sales is based on both the 2021 Executive Bonus Plan and an individual sales incentive plan. The target annual combined cash bonus opportunity under both the 2021 Executive Bonus Plan and sales incentive plan was unchanged for the fiscal year ended January 31, 2021; however, due to the increase in the EVP of Sales’ base salary, the target annual cash bonus opportunity decreased as a percentage of his base salary from 150% to 112.5% for the fiscal year ended January 31, 2021. The target annual cash bonus opportunity for our CEO, Founder and Vice Chairman, CFO, and COO were unchanged from their previous levels for the fiscal year ended January 31, 2020. Based on our performance as measured against our corporate performance objectives, annual cash bonuses paid to our CEO, Founder and Vice Chairman, CFO and COO under the 2021 Executive Bonus Plan represented 97% of their target annual cash bonus opportunities, which was commensurate with such performance. After including the portion of his annual bonus opportunity tied to his individual sales incentive plan, the annual cash bonus paid to our EVP of Sales represented 99% of his target annual cash bonus opportunity.

•
Long-Term Incentive Compensation — All named executive officers received performance-based vesting restricted stock units, which are earned based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 31, 2020 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2023. In addition, our Founder and Vice Chairman, CFO, COO, and EVP of Sales were granted long-term incentive compensation in the form of time-based vesting restricted stock units, which vest over a multi-year period.

Pay-for-Performance Discussion
We believe that our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure that our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, the compensation committee seeks to ensure that a majority of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan, as well as through the grant of both time-based and performance-based vesting equity awards for shares of our common stock, which we use to deliver long-term incentive compensation opportunities.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during the fiscal year ended January 31, 2021:
WHAT WE DO:
•
Independent Compensation Committee.   Our compensation committee is comprised solely of independent directors.

•
Independent Compensation Committee Advisor.   The compensation committee engaged its own independent compensation consultant to assist with its compensation review for the fiscal year ended January 31, 2021.

•
Annual Executive Compensation Review.   The compensation committee reviews and approves our compensation strategy, including a review and determination of our compensation peer group to be used for comparative purposes and a review of our compensation-related risk profile, to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•
Multi-year Vesting and Earn-out Requirements.   The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

•
Risk Mitigation.   Our executive compensation program is designed, in part, to manage business and operational risk and to discourage short-term risk taking at the expense of long-term results.

•
Pay for Performance.   A majority of target annual compensation for our named executive officers is “at-risk” compensation, including the performance-based annual cash incentive and long-term equity awards, subject to both performance-based and time-based vesting requirements.

•
Double-Trigger Vesting of Equity Awards.   All outstanding equity awards held by our executive officers provide that such awards will vest only upon a qualifying termination within a
12-month period following a change in control of the Company in which the awards are assumed or substituted by the acquirer.

•
Share Ownership Guidelines.   We maintain robust share ownership guidelines to further align the interests of our executive officers with the interests of our stockholders.

•
Engage with our Stockholders.   We engage with our stockholders to discuss and understand their perceptions or concerns regarding our executive compensation program and other matters.

WHAT WE DO NOT DO:
•
No Special Retirement Plans.   We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers that are not generally available to our other full-time, salaried team members.

•
No Special Health or Welfare Benefits.   Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members.

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No Perquisites.   We generally do not provide any perquisites or other personal benefits to our executive officers.

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No Tax Reimbursements.   We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits to our executive officers.

•
No Post-Employment Tax Reimbursements.   We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•
Hedging and Pledging Prohibited.   We prohibit our executive officers, directors and certain other team members from hedging or pledging our equity securities.

•
No Dividends or Dividend Equivalents on Unvested Performance Awards.   We do not pay dividends or dividend equivalents on performance-based awards unless and until the performance shares are earned and vest.

Executive Compensation Philosophy and Program Design
Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•
Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executive officers within the context of responsible cost management;

•
Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•
Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Program Design
We structure the annual target total direct compensation of our executive officers, including the named executive officers, using three principal elements: base salary, an annual cash bonus opportunity, and a long-term incentive compensation opportunity in the form of equity awards for shares of our common stock. We also design our executive compensation program based on a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term (annual) and multi-year periods based on our financial and operational performance, including results for certain key performance measures.
Governance of Executive Compensation Program
Role of the Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including the named executive officers. The compensation committee has overall responsibility for: (i) overseeing our compensation and benefits policies generally; (ii) overseeing, evaluating, and approving the compensation plans, policies, and programs applicable to our CEO as well as our other executive officers; (iii) overseeing, evaluating, and recommending to our full board of directors for approval compensation plans and arrangements for the non-employee members of our board of directors; (iv) determining and overseeing the process of evaluating our CEO’s performance; and (v) overseeing the preparation of, reviewing, and approving this Compensation Discussion and Analysis.
With respect to our CEO, the compensation committee sets, and with respect to our other executive officers, the compensation committee reviews and approves their:
•
annual base salaries;

•
annual cash bonus opportunities and payments;

•
long-term incentive compensation;

•
employment agreements (including post-employment compensation arrangements); and

•
other compensation, perquisites, and other personal benefits, if any.

The compensation committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.

Role of Chief Executive Officer and Members of Our Management Team
In discharging its responsibilities, the compensation committee works with members of our management team, including our CEO. The management team assists the compensation committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers (other than our CEO) and direct reports to our CEO and COO. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.
Compensation Review Cycle
The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including the named executive officers, during the first half of each fiscal year, or more frequently as warranted. Adjustments, if any, are generally effective shortly thereafter.
Compensation-Setting Process
With the assistance of its compensation consultant, Compensia, the compensation committee established a general guideline to target total direct compensation for our executive officers at the 50th percentile of the market, based on our compensation peer group, and expects to bridge any gap between each executive officer’s current compensation and such 50th percentile over a multi-year period. However, our compensation committee expects to make exceptions to such guidelines to reflect individual performance and other relevant factors as further discussed below. Total direct compensation for this purpose is comprised of base salary, annual cash incentives and long-term equity incentives. When selecting and setting the amount of each compensation element, the compensation committee may consider the following factors:
•
our performance against the financial and operational objectives established by the compensation committee and our board of directors;

•
each individual executive officer’s skills, experience, and qualifications relative to other similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys;

•
the scope of each executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•
compensation parity among our executive officers;

•
our financial performance relative to our peers; and

•
the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation relative to the compensation levels of similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys.

These factors provide the framework for compensation decision making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Compensation Consultant
The compensation committee has the authority to retain and terminate compensation consultants, legal counsel, and other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of the senior management of the Company. The compensation committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities and, therefore, engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.
The compensation committee engaged Compensia, a national compensation consulting firm, as its compensation advisor for the fiscal year ended January 31, 2021. Compensia reports directly, and is directly accountable, to the compensation committee, and the compensation committee has the sole authority to retain, terminate, and obtain the advice of Compensia at the Company’s expense. The compensation committee selected Compensia as its compensation consultant because of the firm’s expertise and reputation and the fact that Compensia provides no services to us other than its services to the compensation committee, has no other ties to management that could jeopardize its independent status, and has strong internal governance policies that help ensure that it maintains its independence.
During the fiscal year ended January 31, 2021, Compensia attended the meetings of the compensation committee (both with and without management present) as requested by the compensation committee and consulted with the compensation committee chair and other members between meetings.
The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation advisors on executive and non-employee director compensation. The compensation committee has considered the independence of Compensia under the relevant SEC rules and NASDAQ listing standards and determined that its work does not give rise to any conflicts of interest.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable companies. During much of fiscal year 2021, the compensation committee referenced the following compensation peer group for purposes of understanding the competitive market:
• ACI Worldwide, Inc.	• HMS Holdings Corp.	• RealPage, Inc.
• Black Knight, Inc.	• Inovalon Holdings, Inc.	• Teladoc Health, Inc.
• Ceridian HCM Holding Inc.	• Medidata Solutions	• The Trade Desk, Inc.
• Cornerstone OnDemand, Inc.	• Omnicell, Inc.	• Tyler Technologies, Inc.
• Envestnet, Inc.	• Paycom Software, Inc.	• Verint Systems Inc.
• Green Dot Corporation	• Paylocity Holding Corporation	• WEX Inc.
• Guidewire Software Inc.	• Pluralsight, Inc.
The companies in this compensation peer group were selected on the basis of their similarity to us in size, as determined using the following criteria:
•
similar revenue size — approximately 1.3x to approximately 3.0x our last four fiscal quarters’ revenue; and

•
similar market capitalization — approximately 1.3x to approximately 3.0x our market capitalization.

The compensation committee further refined the peer group by considering each company’s:
•
profitability — positive operating income;

•
revenue growth — equal to or greater than approximately 1.3x our last four fiscal quarters’ growth rate;

•
similar industry focus — financial technology and technology-enabled business services; and

•
geographic location.

To analyze the compensation practices of the companies in our compensation peer group, the compensation committee’s compensation consultant gathers data from public filings (primarily proxy statements). In the fiscal year ended January 31, 2021, this market data was then used as a reference point for the compensation committee to assess our current incentive compensation levels in the course of its deliberations on compensation forms and amounts. Based on a review of market practices among our compensation peer group, as a general guideline, our compensation committee targets the 50th percentile of the peer group executive officer compensation. In some instances, our executive compensation falls below this target, and the compensation committee expects to bridge any such gap over a multi-year period. However, our compensation committee expects to make exceptions to such guidelines to reflect individual performance and other relevant factors as further described above.
In selecting peers, our compensation committee seeks to maintain consistency from year to year, other than for events potentially calling for immediate elimination of a peer group member. In September 2020, the compensation committee, with the assistance of Compensia, modified our peer group by removing Medidata Solutions because it was acquired and The Trade Desk because it fell significantly outside our required financial criteria to be considered a peer. In addition, the compensation committee, with the assistance of Compensia, added the following companies to our peer group: Health Catalyst, Inc. and Progyny, Inc. The compensation committee has and will continue to review our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Advisory Vote on Named Executive Officer Compensation
At our 2020 annual meeting of stockholders, our “say on pay” proposal resulted in a favorable vote from approximately 98% of the shares present and entitled to vote at the annual meeting. We believe the level of support was due to the appropriateness of the overall design of our executive compensation program and our communications with our stockholders and responsiveness to stockholder feedback obtained through our stockholder engagement process. The compensation committee noted the results of the vote and made no changes to our compensation program or policies as a result.
Frequency of Say-on-Pay Vote
Consistent with the preference expressed by our stockholders at our 2017 annual meeting of stockholders, our board of directors decided that the Company will include a vote to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers in our proxy materials every year until the next required advisory vote to approve the frequency of future advisory votes on named executive officer compensation, which will occur no later than our 2023 annual meeting of stockholders.
Individual Compensation Elements
In the fiscal year ended January 31, 2021, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. While the compensation committee reviews each of these compensation elements, as well as target total direct compensation, it does not use any specific formula to determine the allocation between fixed and variable compensation in making its decisions. Rather, the compensation committee considers together all elements that comprise the target total direct compensation of our executive officers, including the named executive officers, rather than each element in isolation.

Compensation Element	Primary Purpose of Compensation Element	Philosophy Behind Providing Compensation Element
Annual Compensation:
Base Salary	• A fixed portion of the compensation that reflects expertise and scope of responsibilities.	• Provides a base component of total compensation. • Attracts and retains key talent. • Provides financial certainty and stability. • Recognition of individual performance.
Performance-Based Annual Cash Bonus Opportunity
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Provides “at-risk” pay that reflects annual Company performance and performance against strategic accomplishments.

•
Rewards “top-line” growth and “bottom-line” profitability.

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Rewards execution of our annual operating plan.

•
Promotes the achievement of financial and operational performance metrics important to stockholders.

•
Reinforces the importance of pre-established strategic accomplishments and goals.

•
Rewards team success

Long-Term Compensation:
Long-Term Incentive Program	• Provides “at-risk” pay with a long-term focus, subject to both performance-based and service-based vesting requirements.
•
Retains talent through long-term wealth-creation opportunities.

•
Attracts and retains key talent.

•
Aligns our executive officers’ and long-term stockholders’ interests.

•
Reflects long-term performance.

Other Executive Benefits:
Retirement Programs and Other Benefits	• Provides income security for retirement. • Provides competitive benefits to team members.	• Provides for safety and wellness of our team members. • Attracts and retains key talent.
Base Salary
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers and executive officers in similar roles at peer companies. Thereafter, the compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In the first quarter of fiscal year 2021, the compensation committee reviewed the base salaries of our executive officers, including the named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. As a result of such market review, the compensation committee approved an increase in the annual base salaries for our CEO and EVP of Sales in order to better align their compensation with those holding similar executive positions within our compensation peer group. Annual base salaries for our CEO and EVP of Sales increased by 40% and 33%, respectively, from their previous year-end levels for the fiscal year ended January 31, 2020 in order to (i) help ensure the retention of these executive officers and (ii) ensure consistency with the general guideline established by our compensation committee of targeting total direct compensation for executive officers at the 50th percentile of the market, based on our compensation peer group. The base salaries of the named executive officers for the fiscal year ended January 31, 2021 and 2020 were as follows:
Named Executive Officer	Fiscal Year 2021 Base Salary ($)(1)	Fiscal Year 2020 Base Salary ($)	% Base Salary Increase
Mr. Kessler	700,000	500,000	40%
Dr. Neeleman	400,000	400,000	0%
Mr. Mott	400,000	400,000	0%
Mr. Bloomberg	400,000	400,000	0%
Mr. Otten	400,000	300,000	33%

(1)
Any changes in base salaries are generally effective April 1st of the fiscal year in which the increases are approved.

In connection with the compensation committee’s review of our executive officers’ compensation for our fiscal year ending January 31, 2022, the compensation committee approved an increase to the base salary for our COO, which increased from $400,000 to $475,000, effective April 1, 2021. The compensation committee made this change in order to better align our COO’s target cash compensation with those holding similar positions within our compensation peer group.
Annual Cash Bonuses
For the fiscal year ended January 31, 2021, we had a cash bonus plan, the HealthEquity Executive Bonus Plan for Fiscal Year 2021 (the “2021 Executive Bonus Plan”), for our executive officers, including the named executive officers. The compensation committee established each executive officer’s target annual cash bonus opportunity and set the formula and corporate and personal performance measures for bonus payments at the beginning of the fiscal year ended January 31, 2021. Under the 2021 Executive Bonus Plan, each executive officer’s target annual cash bonus opportunity was expressed as a percentage of each individual’s base salary. The bonus amount funded under the 2021 Executive Bonus Plan was determined based on the achievement of a percentage based on the target performance level taking into account both Company performance and individual and team performance. The annual cash bonus that our CEO, Founder and Vice Chairman, CFO, and COO would actually earn under the 2021 Executive Bonus Plan was 75% based on our achievement with respect to certain corporate performance measures for the fiscal year ended January 31, 2021, and 25% based on the achievement of individual and team performance objectives. The annual cash bonus that our EVP of Sales would actually earn under the 2021 Executive Bonus Plan was 80% based on our achievement with respect to certain corporate performance measures for the fiscal year ended January 31, 2021 and 20% based on the achievement of individual and team performance objectives.
The annual target cash bonus opportunity for our EVP of Sales is also based on an individual sales incentive plan, with the annual target cash bonus opportunity under his sales incentive plan set at 62.5% of his base salary for the fiscal year ended January 31, 2021.
Target Annual Cash Bonus Opportunities
Each of our executive officers participating in the 2021 Executive Bonus Plan was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his or her base salary. In March 2020, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above. Following this review, the compensation committee determined to maintain the annual cash bonus opportunities for our CEO, Founder and Vice Chairman, CFO and COO at their levels for the fiscal year ended January 31, 2021. The target annual combined cash bonus opportunity for our EVP of Sales was unchanged for the fiscal year ended January 31, 2021; however, due to the increase in Mr. Otten’s base salary, the target annual cash bonus opportunity decreased as a percentage of his base salary from 150% to 112.5% for the fiscal year ended January 31, 2021. The target annual cash bonus opportunities of the named executive officers for the fiscal year ended January 31, 2021, were as follows:
Named Executive Officer	Fiscal Year 2021 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Fiscal Year 2021 Target Annual Cash Bonus Opportunity ($)
Mr. Kessler	100%	700,000
Dr. Neeleman	75%	300,000
Mr. Mott	75%	300,000
Mr. Bloomberg	75%	300,000
Mr. Otten	112.5%	450,000
2021 Executive Bonus Plan Formula
For purposes of the 2021 Executive Bonus Plan, the actual cash bonus payment was based on both the corporate performance measures and individual and team performance objectives and paid as a percentage of the target annual cash bonus opportunity, calculated as follows:
	Funding Percentage(1)
Operating Objective	50%	100%	200%	Weighting Factor(2)
Total Revenue	$760 million	$785 million	$825 million	20%
Adjusted EBITDA Margin	30%	32%	36%	30%
Integration Achievement(3)	80%	100%	140%	25%
Individual and Team Performance	Funded at a blended rate of all categories			25%

(1)
Performance achievement between the specified levels was interpolated on a straight-line basis; provided that, the funding percentage for each Operating Objective was zero if actual performance was below 50% and was capped at 200%.

(2)
With respect to our EVP of Sales, a 20% weighting factor was applied to individual and team performance and the remaining 80% was applied to the corporate performance measures.

(3)
Integration Achievement was measured based on the achievement of the following metrics relative to the stated targets:

	Funding Percentage(A)
Integration Achievement Metrics	50%	100%	200%	Weighting Factor
Synergies	$48 million	$60 million	$84 million	40%
Migrations	8	10	14	20%
Sales (New HSAs and Net CDBs)(B)	800,000	1 million	1.4 million	40%

(A)
Performance achievement between the specified levels was interpolated on a straight-line basis; provided that, the funding percentage for each Integration Achievement Metric was zero if actual performance was below 50% and was capped at 200%.

(B)
Refers to the aggregate new HSAs and CDBs administered by the Company during fiscal year 2021, as reported in the Company’s annual report on Form 10-K for the fiscal year ending January 31, 2021.

Corporate Performance Measures
In March 2020, the compensation committee selected total revenue, Adjusted EBITDA margin (as defined below), and Integration Achievement metrics as the corporate performance measures for purposes of the 2021 Executive Bonus Plan. The compensation committee selected these corporate performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, managing our expenses, growing our business, and integrating the businesses of HealthEquity and WageWorks, which would enhance stockholder value over both the short-term and long-term.
For purposes of the 2021 Executive Bonus Plan, Adjusted EBITDA was defined as adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on marketable equity securities, and certain other non-operating items. Adjusted EBITDA margin was defined as the quotient obtained by dividing Adjusted EBITDA by the Company’s revenue. The compensation committee believes that Adjusted EBITDA margin provides useful information to enable our stockholders to understand and evaluate our operating results in the same manner as our management and our board of directors because it reflects operating profitability before consideration of non-operating expenses and non-cash expenses.
The target levels for these corporate performance measures were based on our operating plan for the fiscal year ended January 31, 2021, which was reviewed and approved by our board of directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set.
Individual and Team Performance Objectives
In the first quarter of fiscal year 2021, our executive officers together with our CEO established the individual and team performance objectives for each executive officer, which were subsequently presented to our compensation committee and used in determining achievement of 25% of the performance level under the 2021 Executive Bonus Plan for our CEO, Founder and Vice Chairman, CFO, and COO, and 20% of the performance level under the 2021 Executive Bonus Plan for our EVP of Sales. Each executive officer’s satisfaction of the individual and team performance goals was based on:
•
whether an executive officer’s team satisfied the performance objectives for the fiscal year ended January 31, 2021; and

•
how much the executive officer contributed to the success of his or her team’s performance.

For purposes of calculating the funding of the executive bonus pool, achievement of the individual and team performance objectives was deemed to be equal to the blended average of total revenue, Adjusted EBITDA margin, and Integration Achievement for the fiscal year ended January 31, 2021; however, payment of each individual executive officer’s bonus was based on the assessment of such individual’s performance against the attainment of management objectives. These assessments were inherently subjective and were made by the compensation committee in its sole discretion with input from our CEO (except with respect to his own performance). Consequently, notwithstanding the achievement of performance goals and objectives, an executive officer’s actual annual cash bonus could be less than his or her target annual cash bonus opportunity.
Sales Incentive Plan Formula
Under the terms of Mr. Otten’s sales incentive plan, approximately 44%, or $200,000 of Mr. Otten’s target annual cash bonus opportunity was based on the 2021 Executive Bonus Plan, with 80% of that amount related to achievement of the objectives under the 2021 Executive Bonus Plan and 20% based on an assessment of his personal performance at the discretion of our CEO and COO. The remaining 56%, or $250,000, of Mr. Otten’s target annual cash bonus opportunity was based on the Company’s sales results for the fiscal year ended January 31, 2021, calculated as follows:

Corporate Performance Measure	Target Performance Level	Payment Weighting Percentage	Fiscal Year 2021 Target Annual Cash Bonus Opportunity at 100% achievement
Sales Credit(1)	$30,543,374	50%	$125,000
New HSAs from Sales(2)	750,000	50%	$125,000
			$250,000

(1)
For the sales credit target, 50% of the bonus opportunity available under the sales incentive plan is based on achievement of the Company’s goal of achieving sales growth of $30.5 million during the fiscal year ended January 31, 2021, with a 2% increase in bonus amount for every 1% increase above the target amount and a 1% decrease in bonus amount for every 1% decrease below the target amount.

(2)
For the HSA sales growth target, 50% of the bonus opportunity available under the sales incentive plan is based on achievement of the Company’s goal of selling 750,000 new HSAs during the fiscal year ended January 31, 2021, with a 2% increase in bonus amount for every 1% increase above the target amount and a 1% decrease in bonus amount for every 1% decrease below the target amount.

Fiscal Year 2021 Annual Cash Bonus Payments
In March 2021, the compensation committee determined the amounts to be paid under the 2021 Executive Bonus Plan based on our actual performance for the year with respect to each performance measure multiplied by each participant’s target annual cash bonus opportunity. For the fiscal year ended January 31, 2021, our total revenue was $733.6 million, our Adjusted EBITDA margin was 32.8%, and our Integration Achievement was 119.0%. Our performance was below the threshold of $760 million for total revenue and above the target levels established for each of Adjusted EBITDA margin and Integration Achievement. In addition, the compensation committee evaluated the individual performance of each executive officer, as well as the performance of each executive officer’s team (where applicable), against the objectives approved by the compensation committee and assessed the extent to which each executive officer’s efforts had contributed to the success of his team’s performance. As a result, according to the 2021 Executive Bonus Plan, funding of the executive bonus pool was calculated as follows:
Corporate Performance Measure	Target Performance Level ($ in thousands)	Actual Performance Level ($ in thousands)	Funding Percentage	Payment Weighting Percentage	Weighted Funding Percentage
Total Revenue	785,000	733,570	0.0%	20.0%	0.0%
Adjusted EBITDA Margin	32.0%	32.8%	120.0%	30.0%	36.0%
Integration Achievement	100.0%	119.0%	148.0%	25.0%	37.0%
Individual and Team Performance	N/A	N/A	97.0%	25.0%	24.0%
					97.0%
Based on our performance as measured against our corporate performance objectives under the 2021 Executive Bonus Plan, annual cash bonuses paid to our named executive officers were 97.0% of their target annual cash bonus opportunities, which was commensurate with such performance. Actual bonus payments made to our named executive officers under the 2021 Executive Bonus Plan for the fiscal year ended January 31, 2021, were as follows:

Named Executive Officer	Fiscal Year 2021 Target Annual Cash Bonus Opportunity at 100% achievement			Fiscal Year 2021 Annual Cash Bonus Opportunity at maximum achievement			Fiscal Year 2021 Actual Cash Bonus Paid($)	Fiscal Year 2021 Actual Cash Bonus as a Percentage of Bonus Opportunity at 100% achievement (%)
	Individual / Team Performance ($)	Company Performance ($)	Total	Individual / Team Performance ($)	Company Performance ($)	Total
Mr. Kessler	166,667	500,000	666,667	333,334	1,000,001	1,333,334	646,700	97
Dr. Neeleman	75,000	225,000	300,000	150,000	450,000	600,000	291,000	97
Mr. Mott	75,000	225,000	300,000	150,000	450,000	600,000	291,000	97
Mr. Bloomberg	75,000	225,000	300,000	150,000	450,000	600,000	291,000	97
Mr. Otten	38,333	153,333	191,667	76,667	306,666	383,333	185,917	97
In addition, our EVP of Sales achieved 104.3% of the target bonus opportunity available to him under his sales incentive plan, calculated as follows:
Corporate Performance Measure	Target Performance Level	Actual Performance Level	Funding Percentage(1)	Fiscal Year 2021 Target Annual Cash Bonus Opportunity at 100% achievement	Fiscal Year 2021 Actual Cash Bonus Paid
Sales Credit	$30,543,374	$33,142,884	117.0%	$125,000	$146,277
New HSAs from Sales	750,000	686,502	91.5%	$125,000	$114,417
			104.3%	$250,000	$260,694

(1)
For the sales credit target, the actual performance level was 108.5% of the target performance level, and the funding percentage was increased 2% for every 1% of achievement above the target level of performance. For the HSA sales growth target, the actual performance level was 91.5% of the target performance level, and the funding percentage was decreased 1% for every 1% of achievement below the target level of performance.

Mr. Otten’s total actual cash bonus payment was $446,611, which represents 99.2% achievement of his fiscal year 2021 target annual cash bonus opportunity under both the 2021 Executive Bonus Plan and his sales incentive plan.
Long-Term Incentive Compensation
During the fiscal year ended January 31, 2021, the compensation committee used equity awards in the form of restricted stock units to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time to time.
In March 2020, our compensation committee approved the grant of equity awards to each of our named executive officers. The equity awards granted to each of our Founder and Vice Chairman, CFO, COO, and EVP of Sales were delivered in the form of restricted stock units, with one-third of the value of such grant comprised of time-based vesting stock options and two-thirds comprised of performance-based vesting restricted stock units. The equity awards granted to our CEO were delivered solely in the form of performance-based vesting restricted stock units. All time-based vesting restricted stock units vest 25% each year on the anniversary of the grant over a total of four years.
Restricted stock units are “full value awards,” meaning that each recipient receives shares of our common stock and vests in the full value of such shares over time. As a result, while the value the recipient realizes in connection with an award of restricted stock units depends on our stock price, time-vested restricted stock units generally have some value even if the Company’s stock price significantly decreases following their grant (unlike performance-based restricted stock units which are not earned and do not vest unless a minimum performance level is achieved). As a result, time-vested restricted stock units help to secure and retain our executive officers and instill an ownership mentality, regardless of whether the Company’s stock price increases or decreases.

As with their other elements of compensation, the compensation committee determines the amount of long term incentive compensation opportunities for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long term incentive compensation opportunity), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.
The performance-based vesting restricted stock units granted to our executive officers, including our named executive officers, are earned and vest based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 31, 2020 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2023, as follows:
Relative Total Stockholder Return	Shares Subject to the Award That Become Vested
<10th percentile	0%
10th percentile	25%
50th percentile	100%
90th percentile	200%
Linear interpolation will be used to determine the percentage of the shares subject to the award that will be earned and vest between each threshold.
The table below provides a summary of the equity awards granted to each of our named executive officers during fiscal year ended January 31, 2021:
Named Executive Officer	Date of Grant	Performance-based Vesting Restricted Stock Units (Granted at Target) (#)	Time-based Vesting Restricted Stock Units (#)
Mr. Kessler	March 31, 2020	108,717	—
Dr. Neeleman	March 31, 2020	16,472	8,236
Mr. Mott	March 31, 2020	16,472	8,236
Mr. Bloomberg	March 31, 2020	26,356	13,178
Mr. Otten	March 31, 2020	18,449	9,224
All equity awards granted to our executive officers during fiscal year ended January 31, 2021, also provide for accelerated vesting on a “double trigger” basis. For additional information, please see “Potential Payments Upon Termination or Change In Control” below.
For additional detail on the stock options, restricted stock units (both performance-based and service-based), and restricted stock awards held by our named executive officers, see the “Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table” below.
Fiscal Year 2022 Equity Awards
In March 2021, the compensation committee determined that performance-based vesting restricted stock units granted in fiscal year ending January 31, 2022 would be earned and vest based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index to further align executive compensation to our stockholders’ return. Accordingly, in March 2021, our compensation committee approved the grant to our executive officers of equity awards in the form of both time-based vesting restricted stock units and performance-based vesting restricted stock units, with one-third of the restricted stock units granted to all of our executive officers other than our CEO vesting in four equal installments on the anniversary of the compensation committee’s meeting, and the remaining two-thirds of the restricted stock units granted to all of our executive officers other than our CEO to be earned and vest based on relative total stockholder return targets. All of the restricted stock units granted to our CEO in March 2021 are performance-based vesting restricted stock units that are to be earned and vest based on the achievement of the applicable total stockholder return goals.
Welfare and Health Benefits
We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, which contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code (the “Section 401(k) Plan”). Employees, including our executive officers, who have attained at least 21 years of age are generally eligible to participate in the Section 401(k) Plan on the first day of the calendar month following their respective dates of hire. Participants may make pre-tax contributions to the Section 401(k) Plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for “catch-up” contributions. The Section 401(k) Plan provides for a discretionary employer matching contribution and, for the fiscal year ended January 31, 2021, we made matching contributions to participant’s Section 401(k) Plan accounts in amounts up to 100% of the first 1% of his or her eligible earnings contributed to the Section 401(k) Plan and 50% of the next 5% of his or her eligible earnings contributed to the Section 401(k) Plan.
All employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants and contributions that we make to a participant’s Section 401(k) Plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and all contributions are generally deductible by us when made. Participant contributions are held in trust as required by law. No minimum benefit is provided under the Section 401(k) Plan. An employee is 100% vested in his or her pre-tax deferrals when contributed and vests in employer contributions at a rate of 25% for each year of employment.
In addition, our executive officers, including the named executive officers, are eligible to participate in our employee benefits programs on the same basis as all of our full-time, salaried team members. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts and accidental death and dismemberment insurance.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not typically provide perquisites or other personal benefits to our named executive officers and do not have a formal perquisites policy. However, due to the COVID-19 pandemic, in the fiscal year ended January 31, 2021, we required Mr. Kessler and Dr. Neeleman to use company-paid private air charters for all necessary personal travel. Except for these company-paid private air charters, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual during the fiscal year ended January 31, 2021.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Agreements
We have entered into a written employment agreement with each of our named executive officers. Each of these agreements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors.
In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment agreements provides for “at-will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and, with respect to our COO an equity award recommendation. None of our employment agreements have a stated duration or term. In addition, each employment agreement with each of our named executive officers provides them with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment. Finally, these employment agreements prohibit the executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our customers to a competitor, or disclosing our confidential information or business practices.
For information on the specific terms and conditions of the employment agreements with the named executive officers, see “Narrative to Fiscal 2021 Summary Compensation Table and Fiscal 2021 Grant of Plan-Based Awards Table — Executive Employment Arrangements” below.
Executive Severance Plan
We maintain the Amended and Restated Executive Change in Control Severance Plan (the “Executive Severance Plan”) for the benefit of certain members of our management team who do not have employment agreements. The Executive Severance Plan provides for severance protection following a change in control.
For additional information on the post-employment compensation arrangements in place for the named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of the fiscal year ended January 31, 2021, see “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies and Practices
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Policy provides that directors, executive officers, and other “covered persons” of the Company are prohibited from engaging in short sales of our equity securities, buying or selling options or other derivative securities on our equity securities, and engaging in hedging or monetization transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds). In addition, these covered persons are prohibited from holding our equity securities in a margin account or pledging our equity securities as collateral for a loan. In addition to our directors and executive officers, the following are considered a “covered person” under our Insider Trading Policy:
•
employees who participate in the Company’s executive team bonus plan or regularly support or attend meetings of such employees;

•
employees with a corporate title of “Director” or higher or who exceed certain Company pay grade levels;

•
employees in the Finance, Trust & Banking Operations, Legal, Sales, Internal Audit, Marketing, Corporate Development, Technology, Product and People departments of the Company;

•
employees who are Partner Service Group Leaders, Business Analysts, Member Service Managers, or Workforce Managers; and

•
other employees expressly designated by the People Department or General Counsel due to their access to non-public financial and other confidential information.

Compensation Clawback Policy
The board of directors has adopted a clawback policy for the purpose of recouping certain executive compensation in the event of an accounting restatement resulting from material non-compliance with financial reporting requirements under the federal securities laws. The clawback policy creates and maintains a culture that emphasizes integrity and accountability, reinforces the Company’s pay-for-performance compensation philosophy and deters wrongdoing. The clawback policy covers the following incentive compensation that may be paid to our executive officers:
•
Any annual bonus or other short-term and long-term cash incentive (such as those described under “— Compensation Discussion and Analysis — Individual Compensation Elements — Annual Cash Bonuses” above), and

•
Any performance-based vesting equity awards (such as those described under “— Compensation Discussion and Analysis — Individual Compensation Elements — Long-Term Incentive Compensation” above.).

Upon a restatement of our financial statements due to material noncompliance with any financial reporting requirement, the clawback policy provides a repayment obligation of the after-tax portion of the excess of any incentive compensation paid to an executive officer within the three-year period prior to the date we are required to prepare the restatement based on the erroneous data over the incentive compensation that would have been paid to the executive officer had it been based on the restated results. The clawback policy applies to all incentive compensation that is approved, awarded, or granted to an executive officer following its effective date. The clawback policy is in addition to any recovery rights provided under applicable law and will be revised by the compensation committee to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).
Stock Ownership Guidelines
The board of directors has adopted stock ownership guidelines for our named executive officers and our other executive officers, which set the minimum ownership expectations for each such executive officer. The guidelines require that prior to the later of July 31, 2021 or the fifth anniversary of becoming an executive officer of the Company, our CEO, Founder and Vice Chairman, CFO, and COO should own shares of our common stock with a value equal to six times annual base salary, five times annual base salary, three times annual base salary, and three times annual base salary, respectively. The guidelines require that each of our other executive officers, including our EVP of Sales, own shares of our common stock equal to one and one-half times annual base salary, respectively, within the same timeline. Half of the fair market value of the shares of our common stock underlying vested stock options (to the extent the fair market value exceeds the applicable exercise price) are included when determining the executive officer’s stock ownership. Shares underlying unvested restricted stock units are not counted towards determining the executive officers’ stock ownership. We believe that the stock ownership guidelines serve to further align the interests of our executive officers with the interests of our stockholders.
Compensation and Risk Management
Our compensation committee regularly reviews our executive officer compensation and our company-wide compensation programs and policies. Our compensation committee’s independent compensation consultant is involved in this review process, which is conducted under the oversight of our compensation committee. With respect to fiscal year ended January 31, 2021 and the compensation programs in place for the fiscal year ended January 31, 2021, our compensation committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code, or Section 162(m), generally disallows public companies a tax deduction for federal income tax purposes for compensation in excess of $1 million paid to their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes if it determines that doing so is in the best interests of the Company and its stockholders.
Taxation of  “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and members of our board of directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999, and have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
Deferred Compensation
If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code (“Section 409A”), and such benefits do not comply with the requirements of Section 409A, such failure to comply could result in accelerated income inclusion for the executive officer of deferred compensation, as well as a 20% additional tax and additional interest penalties. We intend for all of our executive compensation to either comply with or be exempt from Section 409A.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards. While we consider the expense resulting from the application of FASB ASC Topic 718 when granting our stock-based compensation awards to ensure that it is reasonable, the amount of this expense is not the most important factor that the compensation committee considers when making equity-award decisions.

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
The following table sets forth information regarding the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended January 31, 2021, 2020, and 2019.
Summary Compensation Table
Name and Principal Position	Fiscal Year End(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jon Kessler President & Chief Executive Officer	2021	666,667	—	8,012,443	—	646,700	—	73,673	9,399,483
	2020	500,000	750,000	2,666,667	1,333,333	—	—	15,794	5,265,794
	2019	483,334	610,854	2,466,667	1,233,333	—	—	14,482	4,808,670
Stephen Neeleman, M.D. Founder and Vice Chairman	2021	400,000	—	1,630,645	—	291,000	—	44,030	2,365,675
	2020	400,000	450,000	800,000	400,000	—	—	13,540	2,063,540
	2019	383,334	374,612	733,333	366,667	—	—	11,110	1,869,056
Darcy Mott Executive Vice President and Chief Financial Officer	2021	400,000	—	1,630,645	—	291,000	—	9,979	2,331,624
	2020	400,000	450,000	800,000	400,000	—	—	15,686	2,065,686
	2019	379,167	370,540	733,333	366,667	—	—	14,756	1,864,463
Edward Bloomberg Executive Vice President and Chief Operating Officer	2021	400,000	—	2,609,112	—	291,000	—	12,506	3,312,618
	2020	400,000	450,000	1,166,667	583,333	—	—	11,918	2,611,918
	2019	187,879	383,604	875,000	875,000	—	—	133,870	2,455,353
William Otten(6) Executive Vice President, Sales	2021	383,333	—	1,826,333	—	446,611	—	10,272	2,666,549

(1)
Our fiscal year ends on January 31.

(2)
The amounts reported in this column represent the bonuses earned by each executive pursuant to the executive bonus plan established for each applicable fiscal year, and with respect to Mr. Otten, include amounts earned under his individual sales incentive plan for the fiscal year.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to the named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the named executive officers, which depends on the market value of our common stock on a date in the future when the award vests or is settled, as applicable. Awards granted during the fiscal year ended January 31, 2021 include restricted stock units subject to both time-based and market-based vesting conditions and restricted stock units subject to time-based vesting. For time-based vesting restricted stock units, the grant date fair value is calculated by multiplying the Company’s closing stock price on the date of grant, less the present value of future expected dividends discounted at the risk-free interest rate, by the number of shares of common stock subject to the restricted stock units. For restricted stock units subject to both time-based and market-based vesting, the grant date fair value is calculated assuming the probable outcome of the market conditions on the date of grant and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718. For additional information, including a discussion of the assumptions used to calculate these values, please see “— Fiscal 2021 Outstanding Equity Awards at Fiscal Year End Table” below and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.
(4)
The amounts reported in this column represent the aggregate grant date fair value of stock options granted to the named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the named executive officers, which depends on the market value of our common stock on a date in the future when the stock options are exercised. Grants made during the fiscal years ended January 31, 2020 and 2019 were stock options subject to time-based vesting conditions. For such time-based vesting awards, the grant date fair value was calculated by multiplying the Black-Scholes value by the number of shares of our common stock subject to the stock options. For additional information, including a discussion of the assumptions used to calculate these values, please see “— Fiscal 2021 Outstanding Equity Awards at Fiscal Year End Table” below and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

(5)
The amounts reported in this column for the fiscal year ended January 31, 2021, represent employer matching contributions made to our Section 401(k) Plan, and with respect to Mr. Kessler and Dr. Neeleman, include the cost of Company-paid private charters, equal to $56,335 and $29,780, respectively.

(6)
Mr. Otten was not a named executive officer for the fiscal years ended January 31, 2020 and 2019 and, therefore, in accordance with SEC regulations, only compensation information for the fiscal year ending January 31, 2021 is included in the Summary Compensation Table.

Fiscal 2021 Grant of Plan-Based Awards Table
The following table sets forth information concerning grants of plan-based awards to the named executive officers during the fiscal year ended January 31, 2021.
	Grant Date	Date of Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Other Stock Awards (#)(2)	Number of Other Option Awards (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jon Kessler	3/31/2020	3/31/2020	—	—	—	27,179	108,717	217,434	—	—	—	8,012,443
		3/31/2020	350,000	700,000	1,400,000	—	—	—	—	—	—	—
Stephen Neeleman, M.D.	3/31/2020	3/31/2020	—	—	—	4,118	16,472	32,944	—	—	—	1,213,986
	3/31/2020	3/31/2020	—	—	—	—	—	—	8,236	—	—	416,659
		3/31/2020	150,000	300,000	600,000	—	—	—	—	—	—	—
Darcy Mott	3/31/2020	3/31/2020	—	—	—	4,118	16,472	32,944	—	—	—	1,213,986
	3/31/2020	3/31/2020	—	—	—	—	—	—	8,236	—	—	416,659
		3/31/2020	150,000	300,000	600,000	—	—	—	—	—	—	—
Edward Bloomberg	3/31/2020	3/31/2020	—	—	—	6,589	26,356	52,712	—	—	—	1,942,437
	3/31/2020	3/31/2020	—	—	—	—	—	—	13,178	—	—	666,675
		3/31/2020	150,000	300,000	600,000	—	—	—	—	—	—	—
William Otten	3/31/2020	3/31/2020	—	—	—	4,612	18,449	36,898	—	—	—	1,359,691
	3/31/2020	3/31/2020	—	—	—	—	—	—	9,224	—	—	466,642
		3/31/2020	100,000	200,000	400,000	—	—	—	—	—	—	—
		3/31/2020(4)	—	250,000	—	—	—	—	—	—	—	—

(1)
The performance-based vesting restricted stock units granted to our executive officers, including our named executive officers, are earned and vest based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 31, 2020 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2023. as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested
<10th percentile	0%
10th percentile	25%
50th percentile	100%
90th percentile	200%
Linear interpolation will be used to determine the percentage of the shares subject to the award that will be earned and vest between each threshold.
(2)
Restricted stock units reported in these columns vest and settle on each of the first four anniversaries of the applicable grant date.

(3)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to the named executive officers, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the named executive officers, which depends on the market value of our common stock on a date in the future when the restricted stock units are settled. For additional information, including a discussion of the assumptions used to calculate these values, please see “— Outstanding Equity Awards at

Fiscal Year End Table” below and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.
(4)
The amount reported in this row represents the target payout under Mr. Otten’s individual sales incentive plan. There is no threshold or maximum payout under the plan. For an explanation of how the payout is calculated, please see “— Compensation Discussion and Analysis — Individual Compensation Elements — Sales Incentive Plan Formula” above.

Narrative to Fiscal 2021 Summary Compensation Table and Fiscal 2021 Grant of Plan-Based Awards Table
Executive Employment Arrangements
Certain of the compensation paid to the named executive officers reflected in the Summary Compensation Table was provided pursuant to written employment agreements, which are summarized below. In connection with our initial public offering, we entered into new employment agreements with each of Mr. Kessler, Dr. Neeleman and Mr. Mott. We entered into an employment agreement with Mr. Bloomberg in connection with his appointment as Executive Vice President, Chief Operating Officer. We entered into an employment agreement with Mr. Otten in June 2020. For a discussion of the severance payments and other benefits to be provided in connection with a termination of employment and/or a change in control of the Company under the arrangements with our named executive officers, please see “Potential Payments Upon Termination or Change In Control” below.
The employment agreements entered into with our named executive officers each provide for an indefinite term, ending upon a termination of the named executive officer’s employment by us or the named executive officer for any reason. Pursuant to the terms of the employment agreements, each of Mr. Kessler, Dr. Neeleman, Mr. Mott, Mr. Bloomberg, and Mr. Otten are entitled to an annual base salary of $700,000, $400,000, $400,000, $400,000, and $400,000, respectively, for the fiscal year ended January 31, 2021, and are each eligible to earn a target annual cash bonus equal to 100% for Mr. Kessler, 75% for Dr. Neeleman, Mr. Mott and Mr. Bloomberg, and 112.5% for Mr. Otten, of their base salary, based upon the achievement of corporate and individual performance objectives as determined by our compensation committee and communicated to the named executive officer no later than 90 days after the commencement of the fiscal year to which the bonus relates. For a discussion of our annual bonus plan, please see “— Compensation Discussion and Analysis — Individual Compensation Elements — Annual Cash Bonuses” above. For a discussion of the severance payments and other benefits to be provided in connection with a termination of employment and/or a change in control of the Company under the employment agreements with Mr. Kessler, Dr. Neeleman, Mr. Mott, Mr. Bloomberg, and Mr. Otten please see “Potential Payments Upon Termination or Change In Control” below.
Annual Bonus Plan
Our named executive officers were eligible to participate in the 2021 Executive Bonus Plan, pursuant to which each was eligible to earn a bonus with respect to the fiscal year ended January 31, 2021, provided that except as may be provided for in any individual employment agreement, he remained employed with us through the date the bonuses were paid in April 2021 after an independent audit of our financial statements for the fiscal year ended January 31, 2021, was completed.
Sales Incentive Plan
Our EVP of Sales was also eligible to participate in an individual sales incentive plan, provided that he remained employed with us through the date the bonuses were paid in April 2021 after an independent audit of our financial statements for the fiscal year ended January 31, 2021, was completed.
Stock Plan
During the fiscal year ended January 31, 2021, we granted restricted stock units to each of our named executive officers. For a discussion of such restricted stock unit grants, please see

“— Compensation Discussion and Analysis — Individual Compensation Elements — Long-Term Incentive Compensation” above.
Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth outstanding equity awards to acquire shares of our common stock held by each of our named executive officers as of January 31, 2021.
		Options awards					Stock awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(5)(6)(7)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jon Kessler	7/30/2014	160,000(9)	—	—	14.00	7/30/2024	—	—	—	—
	3/27/2017	34,820(9)	17,409	—	41.28	3/27/2027	—	—	—	—
	3/27/2018	23,930(9)	23,929	—	61.72	3/27/2028	26,643(5)	2,226,023	21,746(5)	1,816,878
	3/26/2019	12,782(9)	38,343	—	73.61	3/26/2029	12,076(6)	1,008,950	30,914(6)	2,582,828
	3/31/2020	—	—	—	—	—	—	—	108,717(7)	9,083,305
Stephen Neeleman, M.D.	7/30/2014	140,000	—	—	14.00	7/30/2024	—	—	—	—
	3/27/2017	14,923	4,974	—	41.28	3/27/2027	—	—	—	—
	3/27/2018	7,114	7,114	—	61.72	3/27/2028	7,921(6)	661,800	6,465(5)	540,151
	3/26/2019	3,835	11,502	—	73.61	3/26/2029	3,623(6)	302,702	9,274(6)	774,833
	3/31/2020	—	—	—	—	—	8,236(7)	688,118	16,472(7)	1,376,236
Darcy Mott	7/30/2014	100,000	—	—	14.00	7/30/2024	—	—	—	—
	3/26/2015	25,000	—	—	25.39	3/26/2025	—	—	—	—
	3/27/2017	14,923	4,974	—	41.28	3/27/2027	—	—	—	—
	3/27/2018	7,114	7,114	—	61.72	3/27/2028	7,921(6)	661,800	6,465(5)	540,151
	3/26/2019	3,835	11,502	—	73.61	3/27/2028	3,623(6)	302,702	9,274(6)	774,833
	3/31/2020	—	—	—	—	—	8,236(7)	688,118	16,472(7)	1,376,236
Edward Bloomberg	8/13/2018	12,834	12,833	—	82.39	8/13/2028	5,310(1)	443,651	—	—
	3/26/2019	5,592	16,775	—	73.61	3/26/2029	5,283(6)	441,395	13,524(6)	1,129,970
	3/31/2020	—	—	—	—	—	13,178(7)	1,101,022	26,356(7)	2,202,044
William Otten	3/27/2017	—	—	—	—	—	504(1)	42,109	—	—
	6/21/2017	32,250	10,750	—	51.44	—	2,500(1)	208,875	—	—
	3/27/2018	—	—	—	—	—	1,890(1)	157,910	—	—
	3/27/2018	—	—	—	—	—	5,041(5)	421,176	4,113(5)	343,641
	3/26/2019	—	—	—	—	—	3,396(1)	283,736	—	—
	3/26/2019	—	—	—	—	—	3,019(6)	252,237	7,729(6)	645,728
	3/31/2020	—	—	—	—	—	9,224(7)	770,665	18,449(7)	1,541,414

(1)
These options, restricted stock units or restricted stock awards, as applicable, vest and become exercisable or vest and settle, as applicable, on each of the first four anniversaries of the applicable grant date.

(2)
These options, restricted stock units or restricted stock awards, as applicable, would vest and become exercisable or vest and settle, as applicable, if the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the applicable employment or award agreement) within a 12-month period following a change in control of the Company in which the stock options or restricted stock units, as applicable, are assumed or substituted for by the acquirer.
(3)
The option exercise price for awards granted in connection with our initial public offering was the price per share at which our common stock was first sold in our initial public offering and the exercise price for awards granted following our initial public offering was the fair market value of one share of our common stock on the applicable grant date.

(4)
The market value was determined based on the closing sale price per share of our common stock on the NASDAQ Global Market on January 31, 2021, which was $83.55.

(5)
The performance-based vesting restricted stock awards granted in fiscal 2018 to our executive officers, including our named executive officers, were originally awarded with vesting based on the achievement of the compound annual growth rate (“CAGR”) in the Company’s revenue (determined on a basis consistent with GAAP) in the period beginning February 1, 2018 and ended January 31, 2021, calculated based on a beginning value of $229.5 million (the Company’s revenue for the fiscal year ended January 31, 2018) as follows:

Cumulative 3-Year Revenue Compound Annual Growth Rate During Performance Period	Shares Subject to the Award That Become Vested
≤10%	0%
20%	50%
30%	100%
Linear interpolation was to be used to determine the percent of the shares subject to the award that would vest between each threshold. In order to avoid tax deduction limitations, the shares subject to the performance-based vesting restricted stock award were issued at the maximum allowable shares and held in escrow until the awards are earned and vested. Therefore, target performance would vest 50% of the shares issued. Any shares not earned would be returned to the Company.
The compensation committee determined in March 2020 that the vesting criteria for these awards should be updated to reflect the state of the Company after the acquisition of WageWorks. As a result, the compensation committee updated the vesting criteria as follows:
1.
Two-thirds of the shares available pursuant to these performance awards were deemed attributable to the first two years of the performance period and would be earned based on our revenue CAGR during the first two years of the initial performance period, measured solely based on our Company’s revenue CAGR over such period, exclusive of the incremental revenues recognized through the acquisition of WageWorks, measured using the original revenue CAGR targets set by the compensation committee. Accordingly, in March 2020, this two-thirds tranche was deemed by the compensation committee to be earned at target. The number of shares reported in this table that are attributable to the first two years of the performance period reflects achievement of the performance goal at target, or 50%. Despite this determination by the compensation committee, vesting of this two-thirds tranche still occurred after the fiscal year ended January 31, 2021, when the remaining performance conditions were certified by the compensation committee (as described below).

2.
The remaining one-third of the shares that could be earned under these performance awards were updated to vest upon the achievement of certain thresholds of the Company’s Net Cash Provided by Operating Activities (as defined under GAAP). Vesting occurred following the certification by the compensation committee of performance during the fiscal year ended January 31, 2021, as follows:

Fiscal Year 2021 Net Cash Provided by Operating Activities ($ in millions)	Shares Subject to the Award That Become Vested
100	25%
150	50%
200	100%
The number of shares reported in this table that are attributable to the remaining year of the performance period reflects the actual net cash provided by operating activities for the performance period of $181.6 million.
(6)
The performance-based vesting restricted stock units granted in 2019 to our executive officers, including our named executive officers, were originally awarded with vesting based on the achievement of the Company’s revenue CAGR (determined on a basis consistent with GAAP) in the period beginning February 1, 2019 and ending January 31, 2022, calculated based on a beginning value of $287.2 million (the Company’s revenue for the fiscal year ended January 31, 2019) as follows:

Cumulative 3-Year Revenue Compound Annual Growth Rate During Performance Period	Shares Subject to the Award That Become Vested
≤15%	0%
15%	50%
20%	100%
25%	200%
The compensation committee determined in March 2020 that the vesting criteria for these awards should be updated to reflect the state of the Company after the acquisition of WageWorks. As a result, the compensation committee updated the vesting criteria as follows:
1.
One-third of the shares available pursuant to these performance awards were deemed attributable to the first year of the performance period and would be earned based on our revenue CAGR during the first year of the original three-year performance period, measured solely based on our Company’s revenue CAGR over such period, exclusive of the incremental revenues recognized through the acquisition of WageWorks, measured using the original revenue CAGR targets set by the compensation committee. Accordingly, in March 2020, this one-third tranche was deemed by the compensation committee to be earned at target. Despite this determination by the compensation committee, vesting of this one-third tranche will still occur after the fiscal year ending January 31, 2022, when the remaining performance conditions are certified by the compensation committee (as described below).

2.
The remaining two-thirds of the shares that could be earned under these performance awards were updated to vest upon the achievement of certain threshold amounts of the Company’s Net Cash Provided by Operating Activities (as defined under GAAP) during the fiscal year ended January 31, 2021 and the fiscal year ending January 31, 2022, respectively. Vesting will still occur following the certification by the compensation committee of performance during the fiscal year ending January 31, 2022:

Net Cash Provided by Operating Activities ($ in millions)		Shares Subject to the Award That Become Vested
Fiscal Year 2021	Fiscal Year 2022
100	150	50%
150	200	100%
200	250	200%
Linear interpolation is used to determine the percent of the shares subject to the award that vest between each threshold. The number of shares reported in this table that are attributable to the remaining two years of the performance period reflects the actual net cash provided by operating activities of $181.6 million during the fiscal year ended January 31, 2021 and achievement of the performance goal at target, or 100%, for fiscal year ending January 31, 2022.

(7)
The performance-based vesting restricted stock awards granted in 2020 vest based on relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index, as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested
<10th percentile	0%
10th percentile	25%
50th percentile	100%
90th percentile	200%
Linear interpolation will be used to determine the percent of the shares subject to the award that will be earned and vest between each threshold. The Company’s relative total stockholder return as of January 31, 2021 exceeded the 10th percentile, and in accordance with applicable SEC rules, the number of shares reported in this table assumes achievement of the performance goal at target, or 100%.
(8)
For awards for which the performance period is complete, the number of shares earned is reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual achievement as certified by our compensation committee.

(9)
As a result of Mr. Kessler’s transfer by gift, options are held by GKF, LLC. Mr. Kessler and his wife serve as co-managers of GKF, LLC, which is wholly owned by the Jon Kessler and Laura M. Gottsman Family Trust (the “Trust”), of which the Mr. Kessler and his wife are co-trustees. Mr. Kessler and members of his immediate family are the sole beneficiaries of the Trust.

Fiscal 2021 Option Exercises and Stock Vested Table
The following table sets forth information concerning stock option exercises by and the vesting of stock awards held by our named executive officers during the fiscal year ended January 31, 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jon Kessler	—	—	66,756	3,524,049
Stephen Neeleman, M.D.	—	—	19,073	1,006,864
Darcy Mott	—	—	10,973	1,006,864
Edward Bloomberg	—	—	2,655	152,663
William Otten	—	—	9,849	544,494

(1)
The value realized on exercise is calculated by multiplying the number of shares of common stock acquired on exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.

(2)
The value realized on settlement of a restricted stock unit is calculated by multiplying the number of shares of common stock acquired on settlement by the closing price of our common stock on the date of settlement.

Pension Benefits
We do not currently sponsor or maintain any defined benefit pension plans or other benefit plans providing specified retirement payments and benefits for team members.
Non-Qualified Deferred Compensation
We do not currently sponsor or maintain any non-qualified defined contribution or other non-qualified deferred compensation plans for team members.

Potential Payments Upon Termination or Change In Control
The following summaries describe the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control of the Company.
Severance Payments and Benefits
Pursuant to the terms of each of our named executive officers’ employment agreement, each executive is entitled to certain severance payments and benefits in connection with a qualifying termination of employment. Upon a termination of named executive officer’s employment by us without “cause” (as defined in the applicable employment agreement) or by such named executive officer for “good reason” (as defined in the applicable employment agreement), in addition to any compensation that has been accrued or earned but not yet paid, subject to the execution of a general release of claims in favor of us and our affiliates, the executive would be entitled to: (i) continued payment of his then current annual base salary for 12 months following the termination date, or 18 months in the case of a qualifying termination of Mr. Kessler’s employment following a change of control of the Company; (ii) subject to the achievement of the applicable performance conditions for such fiscal year, his annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to our other executive officers; (iii) with respect to any vested stock options held by the executive as of the date of his termination, the ability to exercise such options until the earlier to occur of (a) the expiration date of such options and (b) the 12-month anniversary of the termination date; and (iv) subject to the executive’s election of COBRA continuation coverage, provided he does not become eligible to receive comparable health benefits through a new employer, a monthly cash payment equal to the monthly COBRA premium cost for the 12-month period following the date of termination, or 18 months in the case of a qualifying termination of Mr. Kessler’s employment following a change of control of the Company.
In addition, upon a termination of the named executive officer’s employment due to death or disability, in addition to any accrued or earned but unpaid amounts, the executive (or the executive’s estate or beneficiaries, as the case may be) would be entitled to, subject to the achievement of the applicable performance conditions for such fiscal year, his annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to our other executive officers.
Each named executive officer’s employment agreement subjects the executive to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, and a covenant not to compete during his employment, and for a period of 12 months thereafter (in the case of Mr. Kessler, Dr. Neeleman, and Mr. Mott, 24 months in the event of a termination of the executive’s employment by us for cause, due to disability or by the executive without “good reason”). In addition, each named executive officer is subject to a non-interference covenant while employed with us and for a period of 24 months thereafter. Generally, the non-compete provisions prevent the executives from engaging in consumer healthcare related businesses, including the business of acting as custodian or administrator for medical payment RAs, including, but not limited to, health savings accounts, flexible spending accounts and health reimbursement accounts or any other business activities in which we or any of our affiliates are engaged (or have committed plans to engage) during such executive’s employment, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates and from soliciting or inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with us, or reduce the amount of business conducted with us or our affiliates, or in any manner interfering with our relationships with such parties.
Vesting of Outstanding Equity Awards
Our named executive officers hold unvested stock options and restricted stock awards/units granted pursuant to the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated, or

2014 Plan. The 2014 Plan provides that in the event of a significant “corporate transaction,” as defined therein, each outstanding award will be treated as the administrator determines. In addition, all outstanding stock options and restricted stock awards/units held by each named executive officer provide for accelerated vesting on a “double trigger” basis such that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment or award agreement) within a 12-month period following a change in control of the Company in which the stock options or the restricted stock awards/units, as applicable, are assumed or substituted for by the acquirer, all of the then unvested stock options or restricted stock units, as applicable held by the executive will vest (assuming target performance for any performance-based vesting restricted stock awards/units).
The information in the table below describes and quantifies certain estimated compensation that would have become payable following a change in control of the Company or termination of employment of our named executive officers assuming that the change in control or termination of employment occurred on January 31, 2021.

Name	Cash Severance Payment ($)(1)	Bonus Payment ($)(2)	COBRA Premium Reimbursement ($)(3)	Value of Accelerated Equity Awards ($)(4)
Jon Kessler
Voluntary termination for good reason or involuntary termination without cause	700,000	646,700	26,996	—
Termination for disability or upon death	—	646,700	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,050,000	646,700	40,494	17,088,525
Stephen Neeleman, M.D.
Voluntary termination for good reason or involuntary termination without cause	400,000	291,000	23,401	—
Termination for disability or upon death	—	291,000	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	400,000	291,000	23,401	4,444,995
Darcy Mott
Voluntary termination for good reason or involuntary termination without cause	400,000	291,000	15,890	—
Termination for disability or upon death	—	291,000	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	400,000	291,000	15,890	4,444,995
Edward Bloomberg
Voluntary termination for good reason or involuntary termination without cause	400,000	291,000	26,996	—
Termination for disability or upon death	—	291,000	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	400,000	291,000	26,996	5,252,530
William Otten
Voluntary termination for good reason or involuntary termination without cause	400,000	446,611	26,868	—
Termination for disability or upon death	—	446,611	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	400,000	446,611	26,868	4,738,325

(1)
The severance amounts reported in this column are based on the base salaries in effect on January 31, 2021.

(2)
The bonus amounts reported in this column represent the bonus under our annual bonus plan based on actual performance for the fiscal year ended January 31, 2021.

(3)
The amounts reported in this column are an estimate of the employer portion of the applicable COBRA premium cost for the level of coverage each named executive officer had as of January 31, 2021, and is based on approximate benefit costs for the fiscal year ended January 31, 2021.

(4)
The amount reported in this column assumes outstanding performance-based vesting restricted stock awards/units vest and are settled, as applicable, at target. The value of outstanding performance and time-based vesting restricted stock awards/units, and unvested options was determined based on the closing sale price per share of our common stock on the NASDAQ Global Market on January 31, 2021, which was $83.55.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following pay ratio information with respect to the fiscal year ended January 31, 2021:
•
The median of the annual total compensation of all our employees (other than our Chief Executive Officer) was $70,107;

•
The annual total compensation of our Chief Executive Officer was $9,399,483; and

•
Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our employees is 134 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with the rules of the SEC.

To identify our median employee as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:
•
We determined that, as of January 31, 2021, our employee population consisted of 3,007 employees, all of whom were located in the United States. This population consisted of our full-time, part-time, seasonal, and temporary employees. We did not include any contractors or other non-employee workers in our employee population.

•
To identify the median employee from our employee population, we calculated the amount of salary and wages of our employees earned during the fiscal year ended January 31, 2021 by referring to our payroll records for the fiscal year ended January 31, 2021. We also included bonuses earned by each employee during the fiscal year. We annualized the compensation for any permanent full-time and part-time employees employed as of January 31, 2021 that were not employed by us for all of the fiscal year ended January 31, 2021.

•
We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•
With respect to the annual total compensation of our median employee, we calculated this amount using the same methodology we use to calculate the amount reported for our Chief Executive Officer in the “Total” column of our fiscal 2021 Summary Compensation Table included in this proxy statement.

•
With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our fiscal 2021 Summary Compensation Table included in this proxy statement.

Director Compensation
In December 2020, with the assistance of Compensia, our board of directors reviewed our non-employee director compensation policy and approved certain changes to the cash retainer fees payable to our non-employee directors pursuant to such policy, effective as of February 1, 2021. The cash retainers that were payable to each of the non-employee directors of our board of directors for the fiscal year ended January 31, 2021 and that will be payable to each of the non-employee directors for the fiscal year ending January 31, 2022 are described below.

	2022	2021
Annual Cash Retainer	$50,000	$50,000
Additional Annual Cash Retainer for Board Committee Chairpersons:
Audit and Risk Committee	$40,000	$40,000
Talent, Compensation and Culture Committee	$20,000	$20,000
Nominating, Governance and Corporate Sustainability Committee	$10,000	$10,000
Cybersecurity and Technology Committee	$15,000	$15,000
Additional Annual Cash Retainer for Board Committee Members:
Audit and Risk Committee	$15,000	$15,000
Talent, Compensation and Culture Committee	$7,500	$7,500
Nominating, Governance and Corporate Sustainability Committee	$5,000	$5,000
Cybersecurity and Technology Committee	$7,500	$7,500
Additional Chairperson Retainer Fee	$100,000	$100,000
In addition, pursuant to our non-employee director compensation policy, each non-employee director is entitled to receive:
•
a “sign-on” equity award with a value of $165,000 that will vest in equal annual installments over a three-year period following the date of grant;

•
an annual equity award granted on the first day of the fiscal year with a value of $190,000, with one-half of the shares of our common stock subject to the award vesting on the date of our annual meeting of stockholders, if any, held during the fiscal year in which such annual award is granted and the remainder vesting on the last day of the fiscal year in which such annual award is granted; and

•
for any newly appointed non-employee director, a pro-rated annual equity award based on the date of appointment, that will vest in equal installments on the date of the annual meeting, if any, following such appointment and on the last day of the fiscal year in which such appointment occurs, unless such appointment occurs after the annual meeting for such fiscal year, in which case the pro-rated annual equity award will vest on the last day of the fiscal year in which such appointment occurs.

Pursuant to our non-employee director compensation policy, each non-employee director may elect to receive restricted stock units (with quarterly vesting) in lieu of cash retainers. The number of restricted stock units will be determined by dividing the value of the cash retainer by the closing price of a share of our common stock on the date of grant. In addition, each non-employee director may elect to receive his or her equity awards in the form of restricted stock units or stock options. Restricted stock units will be valued at 100% of the closing price of our common stock on the date of grant while stock options will be valued based on the fair value of a share of our common stock on the date of grant, determined in accordance with FASB ASC 718.
We also reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending board of directors and committee meetings or performing other services for us in their capacities as directors.
Director Stock Ownership Guidelines
In April 2016, our board of directors adopted stock ownership guidelines for our non-employee directors which established the minimum expectations with respect to their ownership of shares of our common stock. The guidelines require that prior to the later of (x) July 31, 2021, and (y) within five years of first becoming subject to the guidelines, each non-employee director should own shares of our common stock with a value equal to five times the director’s annual cash retainer. Half of the fair market value of the shares of our common stock underlying unexercised stock options (to the extent the fair market value exceeds the applicable exercise price) and half of all shares of our common stock underlying deferred and vested restricted stock units held by a non-employee director are included when determining the director’s share ownership. Shares underlying unvested restricted stock units are not counted towards determining the non-employee directors’ stock ownership. We believe that the stock ownership guidelines serve to further align the interests of our non-employee directors with the interests of our stockholders.
Fiscal 2021 Director Compensation Table
The following table sets forth information concerning the compensation paid to our non-employee directors during the fiscal year ended January 31, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Robert Selander	155,000	190,000	—	—	345,000
Frank Corvino	72,500	190,000	—	—	262,500
Adrian Dillon	—	182,500	95,000	—	277,500
Evelyn Dilsaver	92,500	95,000	95,000	—	282,500
Debra McCowan	63,750	190,000	—	—	253,750
Frank Medici	—	132,500	—	—	132,500
Ian Sacks	82,500	—	190,000	—	272,500
Gayle Wellborn	72,500	190,000	—	—	262,500
Stuart Parker	—	175,833	—	—	175,833

(1)
The amounts reported in this column represent the aggregate grant date value of the restricted stock units granted to the non-employee directors during the fiscal year ended January 31, 2021, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of our common stock on the date of grant. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for a discussion of the assumptions used to calculate these values.

(2)
The table below shows the aggregate number of option awards outstanding, whether or not exercisable, and unvested restricted stock units outstanding for each non-employee director as of January 31, 2021.

Name	Aggregate Option Awards Outstanding as of January 31, 2021 (#)	Aggregate Unvested Restricted Stock Units Outstanding as of January 31, 2021 (#)
Robert Selander	65,000	—
Frank Corvino	14,852	—
Adrian Dillon	24,446	—
Evelyn Dilsaver	55,851	—
Debra McCowan	—	908
Frank Medici	—	—
Ian Sacks	53,024	—
Gayle Wellborn	12,075	—
Stuart Parker	—	2,337

(3)
The amounts reported in this column represent the aggregate grant date value of the stock options granted to the directors during the fiscal year ended January 31, 2021, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date value is calculated by multiplying the

Black-Scholes value by the number of shares subject to a stock option. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for a discussion of the assumptions used to calculate these values.
Equity Compensation Plan Information
The following table provides information as of January 31, 2021, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (a)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(3)	3,393,893	31.46	6,401,743(4)
Equity compensation plans not approved by stockholders(5)	—	—	—

(1)
A total of 6,614 shares subject to restricted stock awards that have been granted subject to forfeiture are not reported in this column (a) as those shares are considered issued at the time of grant. Unvested shares of restricted stock were also excluded from column (c) as they are no longer available for future issuance.

(2)
Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting restricted stock units/awards and performance restricted stock units/awards that become issuable without any cash payment required for such shares.

(3)
Includes the HealthEquity, Inc. 2003 Stock Plan, the HealthEquity, Inc. 2005 Stock Plan, the HealthEquity, Inc. 2006 Stock Plan, the HealthEquity, Inc. 2009 Stock Plan and the 2014 Plan, in each case as amended from time to time.

(4)
Reflects the shares remaining available for future issuance under our 2014 Plan. No shares are reserved for future issuance under the HealthEquity, Inc. 2003 Stock Plan, the HealthEquity, Inc. 2005 Stock Plan, the HealthEquity, Inc. 2006 Stock Plan, or the HealthEquity, Inc. 2009 Stock Plan, other than shares issuable upon exercise of equity awards outstanding under such plans at the time of our initial public offering in 2014. In addition, the 2014 Plan contains an “evergreen” provision pursuant to which the number of shares reserved for issuance under that plan automatically increased on February 1, 2021, and will increase on each subsequent anniversary through 2024, by an amount equal to the lesser of: (i) 3% of the total number of shares of common stock outstanding on January 31st of the preceding fiscal year; and (ii) such lesser number of shares determined by our board of directors. The number of shares reported in this column does not include the 2,157,649 shares that became available for issuance as of February 1, 2021, pursuant to the evergreen provision of our 2014 Plan.

(5)
In connection with our acquisition of WageWorks, we assumed the WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan (the “WageWorks Plan”) and certain unvested restricted stock units outstanding under such plan (the “Assumed RSUs”), of which 111,700 Assumed RSUs remained outstanding as of January 31, 2021. Each Assumed RSU has the same terms and conditions as in effect prior to the acquisition, except that Company shares are issuable upon settlement (in place of WageWorks shares) and the number of shares issuable upon settlement was adjusted to reflect the transaction. No shares are reserved for future issuance under the WageWorks Plan, other than shares issuable upon settlement of the Assumed RSUs, and no new awards may be granted under the WageWorks Plan. The Assumed RSUs are not included in this table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2021, except as otherwise stated, for:
•
each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•
each of our directors and nominees for director;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
Our calculation of the percentage of beneficial ownership is based on 83,376,969 shares of common stock outstanding as of April 30, 2021.
Common stock subject to stock options currently exercisable or exercisable within 60 days of April 30, 2021, and common stock subject to the vesting of restricted stock units within 60 days of April 30, 2021, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020.
Name of Beneficial Owner	Number(1)	Percentage
5% Stockholders:
BlackRock, Inc.(2)	9,007,913	10.8%
The Vanguard Group(3)	7,231,968	8.7%
Wasatch Advisors, Inc.(4)	5,319,012	6.4%
Jackson Square Partners, LLC(5)	4,648,107	5.6%
Directors and Named Executive Officers:
Stephen Neeleman, M.D.(6)	985,894	1.2%
Jon Kessler(7)	517,323	*
Ian Sacks(8)	207,445	*
Darcy Mott(9)	194,489	*
Robert Selander(10)	101,678	*
Evelyn Dilsaver(11)	74,208	*
William Otten(12)	69,899	*
Adrian Dillon(13)	54,499	*
Edward Bloomberg(14)	43,737	*
Gayle Wellborn(15)	23,751	*
Frank Corvino(16)	20,158	*
Debra McCowan(17)	12,029
Stuart Parker(18)	1,674	*
All directors and executive officers as a group (18 persons)(19)	2,390,099	2.8%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(2)
Based upon a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc., a Delaware corporation. BlackRock, Inc. has sole voting power with respect to 8,841,914 shares and sole dispositive power with respect to 9,007,913 shares. The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 174,379 shares, sole dispositive power with respect to 6,996,042 shares and shared dispositive power with respect to 235,926 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. For information on transactions involving The Vanguard Group and the Company, see Certain Relationships and Related Party Transactions.

(4)
Based upon a Schedule 13G filed with the SEC on February 11, 2021 by Wasatch Advisors, Inc. Wasatch Advisors, Inc. has sole voting power with respect to 5,319,012 shares and sole dispositive power with respect to 5,319,012 shares. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Suite 300, Salt Lake City, UT 84108.

(5)
Based upon a Schedule 13G/A filed with the SEC on February 9, 2021 by Jackson Square Partners, LLC. Jackson Square Partners, LLC has sole voting power with respect to 3,715,148 shares, shared voting power with respect to 307,224, and sole dispositive power with respect to 4,648,107 shares. The address of Jackson Square Partners, LLC is 101 California Street, Suite 3750, San Francisco, CA 94111.

(6)
Consists of (i) 575,735 shares held of record by The Stephen and Christine Neeleman Trust; (ii) 178,237 shares issuable upon exercise of outstanding options exercisable within 60 days of April 30, 2021; and (iii) 203,000 shares held of record by Neeleman Family Holdings, LLC, a Utah limited liability company (“Family Holdings”). Dr. Neeleman is the manager of Family Holdings and as such holds sole voting and dispositive power over the shares held of record by Family Holdings. Dr. Neeleman disclaims beneficial ownership of the shares held by Family Holdings except to the extent of his pecuniary interest therein. Dr. Neeleman also holds 42,265 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.

(7)
Includes 273,687 shares issuable upon exercise of outstanding stock options within 60 days of April 30, 2021, 231,532 of which are held by GKF, LLC. Mr. Kessler and his wife serve as co-managers of GKF, LLC, which is wholly owned by the Jon Kessler and Laura M. Gottsman Family Trust (the “Trust”), of which the Mr. Kessler and his wife are co-trustees. Mr. Kessler and members of his immediate family are the sole beneficiaries of the Trust. Mr. Kessler also holds 241,959 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.

(8)
Includes (i) 53,024 shares issuable upon exercise of outstanding stock options, (ii) 1,379 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021, and (iii) 246 shares deliverable with respect to restricted stock units that have vested but for which delivery of the underlying shares has been voluntarily deferred.

(9)
Includes 133,237 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2021. Mr. Mott also holds 27,340 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.

(10)
Includes (i) 65,000 shares issuable upon exercise of outstanding stock options, and (ii) 1,133 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021.

(11)
Includes (i) 55,851 shares issuable upon exercise of outstanding stock options, (ii) 1,133 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021, and (iii) 4,230 shares deliverable with respect to restricted stock units that have vested but for which delivery of the underlying shares has been voluntarily deferred.

(12)
Includes (i) 43,000 shares issuable upon exercise of outstanding stock options, and (ii) 2,500 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021. Mr. Otten also holds 37,456 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.

(13)
Includes (i) 24,446 shares issuable upon exercise of outstanding stock options, and (ii) 1,394 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021.

(14)
Includes 24,018 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 30, 2021. Mr. Bloomberg also holds 69,568 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.

(15)
Includes (i) 12,075 shares issuable upon exercise of outstanding stock options, and (ii) 1,333 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021.

(16)
Includes (i) 14,852 shares issuable upon exercise of outstanding stock options, and (ii) 1,333 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of April 30, 2021.

(17)
Includes 1,342 shares deliverable upon vesting of outstanding restricted stock units within 60 days of April 30, 2021.

(18)
Includes (i) 1,327 shares deliverable upon vesting of outstanding restricted stock units within 60 days of April 30, 2021, and (ii) 347 shares deliverable with respect to restricted stock units that have vested but for which delivery of the underlying shares has been voluntarily deferred.

(19)
Consists of (i) 1,512,896 shares held by the directors and executive officers, (ii) 897,527 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of April 30, 2021 and (iii) 12,474 shares deliverable upon vesting of outstanding restricted stock units within 60 days of April 30, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Transactions with Related Persons
Our board of directors has adopted a formal written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. Related persons include any executive officer, director, or person who was serving as a director and/or executive officer at any time since the beginning of our last fiscal year, nominee for director, or holder of more than five percent of our common stock, or any of their immediate family members or affiliates. Related person transactions refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we or our subsidiaries were or are to be a participant, where the amount involved exceeds or is reasonably expected to exceed $120,000, and a related person had, has or will have a direct or indirect interest, other than publicly disclosed compensation arrangements with directors and executive officers, reimbursement of advances of business travel and expenses, certain transactions with other companies, certain charitable contributions, transactions where all stockholders receive proportional benefits and transactions involving competitive bids.
The policy provides that for any transaction the General Counsel determines is a related person transaction, our audit and risk committee or, in those instances in which the General Counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable to wait until the next regularly scheduled audit and risk committee meeting, the chair of the audit and risk committee will consider all of the available facts and circumstances relevant to the transaction, including (if applicable) but not limited to: (i) the benefits to us; (ii) in the event the related person is a director (or immediate family member of a director or an entity with which a director is a partner, stockholder or executive officer), the impact that the transaction will have on a director’s independence; (iii) whether any alternative transactions or sources for comparable services or products are available; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to associates generally. After considering all such facts and circumstances and evaluating all options available to us, including ratification, revision or termination of the related person transaction, our audit and risk committee or the chair of the audit and risk committee, as applicable, shall determine in good faith whether the related person transaction is in, or is not inconsistent with, our best interests.
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:
•
the amounts involved exceeded or are expected to exceed $120,000; and

•
any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock, or any immediate family member or affiliate of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

In 2019, the Company entered into a Master Services Agreement, with NetApp, Inc. (“NetApp”) to provide health savings accounts to the employees of NetApp. Debra McCowan, a member of our board of directors, is the Chief Human Resources Officer of NetApp. The revenue received from NetApp during the fiscal year ended January 31, 2021 was $132,449, and the Company anticipates that the revenue received from NetApp during the fiscal year ending January 31, 2022 will also exceed $120,000. Ms. McCowan does not have any direct financial interest in this transaction and is still considered independent under the Nasdaq Marketplace Rules despite these transactions.
The Vanguard Group, Inc. (“Vanguard”) is the beneficial owner of more than 5% of the Company’s outstanding common stock. The Company is party to an Employer Services Agreement with Vanguard through which the Company provides HSAs to Vanguard employees. Vanguard is also party to a Client Referral and SSO Agreement with the Company through which Vanguard may refer its clients to the Company for the provision of HSAs in return for certain referral fees paid by the Company. Under the agreements, the Company received $398,746 during the fiscal year ended January 31, 2021, paid Vanguard $32,631 during the fiscal year ended January 31, 2021, and expects to receive more than $120,000 during the fiscal year ending January 31, 2022.

Other than as described above, there has not been over the last fiscal year, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Other
We have also entered into indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who beneficially own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that all filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with for the fiscal year ended January 31, 2021, except that one Form 5 for Bill Otten in connection with a gift of Company securities was not filed on a timely basis, although this gift was subsequently reported on a Form 4.
Available Information
Our financial statements for the fiscal year ended January 31, 2021, are included in our Annual Report on Form 10-K. This proxy statement and our annual report are available in the Corporate Governance section of our Investor Relations webpage ir.healthequity.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to HealthEquity, Inc., Attention: Investor Relations, 15 W. Scenic Pointe
Dr., Ste. 100, Draper, UT 84020.
Company Website
We maintain a website at www.healthequity.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Draper, Utah
May 13, 2021

Exhibit A
NON-GAAP FINANCIAL INFORMATION
To supplement our financial information presented on a GAAP basis, we disclose Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on marketable equity securities, and certain other non-operating items.
This non-GAAP financial measure should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The Company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use a non-GAAP financial measure, we provide a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measure and the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure as detailed in the tables below.
Net income reconciliation to Adjusted EBITDA
	Year ended January 31,
(in thousands)	2021	2020
Net income	$8,834	$39,664
Interest income	(1,045)	(5,905)
Interest expense	34,881	24,772
Income tax provision (benefit)	(4,694)	3,491
Depreciation and amortization	39,839	20,648
Amortization of acquired intangible assets	76,064	34,704
Stock-based compensation expense	42,863	30,107
Merger integration expenses(1)	45,990	32,111
Acquisition costs(2)	1,118	40,810
Gain on marketable equity securities	—	(27,760)
Other(3)	(3,055)	3,811
Adjusted EBITDA	$240,795	$196,453

(1)
For the fiscal year ended January 31, 2020, merger integration expenses included $1.6 million of stock-based compensation expense related to post-WageWorks acquisition integration activities.

(2)
For the fiscal year ended January 31, 2020, acquisition costs included $13.7 million of stock-based compensation expense related to awards that were accelerated in connection with the WageWorks acquisition.

(3)
For the fiscal year ended January 31, 2021, Other consisted of amortization of incremental costs to obtain a contract of $2.0 million, offset by other income, net, of $5.1 million. For the fiscal year ended January 31, 2020, Other consisted of amortization of incremental costs to obtain a contract of $1.9 million and other costs of $1.9 million.

EX A-1

ANNUAL MEETING OF STOCKHOLDERS OF HEALTHEQUITY, INC. June 24, 2021 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/19522/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the ------------------ e n v e l o p e p r o v i d e d . ---------------- 00003333333333303000 9 062421 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. Election of ten directors to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified: NOMINEES: Robert Selander Jon Kessler Stephen Neeleman, M.D. Frank Corvino Adrian Dillon Evelyn Dilsaver Debra McCowan Stuart Parker Ian Sacks Gayle Wellborn 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022. 3. To approve, on a non-binding, advisory basis, the fiscal 2021 compensation paid to our named executive officers. FOR AGAINST ABSTAIN

0 ------------------ 14475 HEALTHEQUITY, INC. Proxy for Annual Meeting of Stockholders on June 24, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jon Kessler and Delano Ladd, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of HealthEquity, Inc., to be held virtually Thursday, June 24, 2021 at 10:00 a.m. Mountain Time, at https://web.lumiagm.com/261252145 (code: hlthvirt2021), and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side) 1.1